UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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THE RYLAND GROUP, INC.

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The Ryland Group

Notice of 2015 Annual Meeting of Stockholders

LETTER FROM OUR CHAIRMAN

Dear Fellow Stockholders

As demonstrated at last year’s Annual Meeting of Stockholders by the strong support of 98% of our stockholders in favor of our 2014 Say-on-Pay proposal, Ryland maintains executive compensation programs that emphasize our commitment to matching executive compensation with our financial and operational performance. In 2014 Ryland improved its performance with growth in pretax earnings and revenues and our executive compensation reflects this performance. Reflecting our commitment to best practices in executive compensation, Ryland previously eliminated all tax gross-ups for Executive Officers and maintains a representative compensation peer group for benchmarking executive compensation that is broader than the peer groups utilized by other large public homebuilders. In aligning our pay to performance, we use performance metrics based on adjusted consolidated pretax earnings for our short-term incentive bonus program and relative total shareholder return and revenue growth over a three-year period for our long-term incentive plan. These performance metrics align with our strategic objectives to maintain profitability, maximize Ryland’s growth and increase the value of our Common Stock to benefit our stockholders.

In the area of corporate governance, we are proud of Ryland’s commitment to utilizing best practices. Our Bylaws provide that all Directors are elected annually by a majority vote of stockholders. Consistent with our focus, we maintain a Board of Directors that, except for Mr. Nicholson, Ryland’s CEO, is composed entirely of “independent directors” and I serve as your independent Chairman of the Board. Additionally, both the Board of Directors and Executive Officers are subject to stock ownership requirements that align us with our stockholders. Demonstrating the level of corporate governance at which we operate, we maintain a comprehensive set of policies that govern the conduct of the Board of Directors. Many of these policies are contained within our “Guidelines on Significant Corporate Governance Issues.” You can review these Guidelines at www.ryland.com/home/investors.html under the Corporate Governance heading.

In closing, I hope that this Proxy Statement provides the information you seek in an easy to read format. On behalf of your Board of Directors, I request your support for the proposals presented herein for action by you at the 2015 Annual Meeting of Stockholders.

With Best Regards,
William L. Jews

Chair of the Board of Directors

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Notice of Annual Meeting of Stockholders

To the Stockholders:

Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (“Ryland”) will be held at Shutters on the Beach, One Pico Boulevard, Santa Monica, California, on April 28, 2015, at 5:00 p.m., local time, for the following purposes:

1.	To elect eight Directors named in the Proxy Statement to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.
2.	To approve the compensation program for Ryland’s Named Executive Officers with an advisory vote.
3.	To ratify the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2015.
4.	To act upon other business properly brought before the meeting.

Stockholders of record at the close of business on February 10, 2015 are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

Timothy J. Geckle

Secretary

March 10, 2015

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Welcome to the 2015 Annual Meeting of Stockholders

The enclosed proxy is being solicited by The Ryland Group, Inc. (“Ryland”) for use at the Annual Meeting of Stockholders on April 28, 2015. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 10, 2015. Ryland’s Annual Report on Form 10-K for the year ended December 31, 2014 is enclosed with this Proxy Statement. If a proxy is properly executed and received by Ryland prior to voting at the meeting, the shares represented by the proxy will be voted in accordance with the instructions contained on the proxy. In the absence of instructions, the shares will be voted FOR the election of each Director, the approval of the compensation program for Ryland’s Named Executive Officers, and ratification of the appointment of Ernst & Young LLP as Ryland’s accounting firm for 2015. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

The election of each of the Directors requires the affirmative vote of a majority of the votes cast in person or by proxy for the election of each particular Director with a quorum present. As a result, the number of shares voted “for” a Director must exceed the number of shares voted “against” that Director. For the election of Directors, abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote.

The approval of the compensation program for Ryland’s Named Executive Officers with an advisory vote requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Because this vote is advisory, it is not binding on the Board of Directors or Ryland. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote.

The ratification of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote.

Brokers may not vote shares unless they receive voting instructions from their customers, with the exception of the ratification of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Ryland will utilize the services of Alliance Advisors in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,500, plus expenses. Ryland may also solicit proxies by mail, personal interview or telephone by officers and other management employees of Ryland, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by Ryland. Arrangements will be made by Ryland for the forwarding to beneficial owners, at Ryland’s expense, of soliciting materials by brokerage firms and others.

Only stockholders of record at the close of business on February 10, 2015 are entitled to vote at the meeting or any adjournment or postponement thereof. The only outstanding securities of Ryland entitled to vote at the meeting are shares of Common Stock. There were 46,609,543 shares of Common Stock outstanding as of the close of business on February 10, 2015. Ryland’s Common Stock does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 28, 2015:

This Notice of Meeting, Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2014, are available at http://www.viewproxy.com/ryland/2015

Stockholders may, upon written request, obtain without charge a copy of the Annual Report on Form 10-K for the year ended December 31, 2014 by contacting the Corporate Secretary, Timothy J. Geckle, at 3011 Townsgate Road, Suite 200, Westlake Village, California 91361.

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PROPOSAL NO. 1	ELECTION OF DIRECTORS

The Directors listed below (eight in number) are nominated for election to hold office until the next Annual Meeting of Stockholders or until the election and qualification of their successors. Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice. The proxies solicited, unless directed to the contrary, will be voted FOR the eight Directors named below.

The Board of Directors unanimously recommends that the stockholders vote FOR each of the nominees listed below.

Set forth below is information regarding the Directors nominated for election at the Annual Meeting of Stockholders, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as Directors of Ryland.

William L. Jews

Age: 63

Year in which First Elected a Director: 1995

Current Committees: Chairman of the Board of Directors and a member of the Compensation and Nominating and Governance Committees

Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chairman of the Board of Directors of Ryland; President and Chief Executive Officer of CareFirst Blue Cross Blue Shield until 2006; and Director of Choice Hotels International, Inc., CACI International Inc., Camden Learning Corporation and KCI Technologies Inc.

Mr. Jews was instrumental in the expansion and growth of CareFirst Blue Cross Blue Shield in the Mid-Atlantic markets that it served which led it to generate over $6 billion in annual revenue. As President and Chief Executive Officer, Mr. Jews led this successful and complex health insurance administrator during a time of numerous business, market and regulatory challenges. He previously served as a Director for a nationally recognized leader in credit related services, MBNA Corporation. He has also served on the Boards of Ecolabs Corp. and Bank of America. His experience on several Boards provides him with a broad range of experience and knowledge which is relevant to his current role as Chairman of Ryland’s Board of Directors.

Ned Mansour

Age: 66

Year in which First Elected a Director: 2000

Current Committees: Chairman of the Nominating and Governance Committee and a member of the Audit Committee

Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: President of Mattel, Inc. until 2000

Mr. Mansour served as President of Mattel, Inc., a worldwide leader in the design, manufacture and marketing of family products, until his retirement in March 2000. He joined Mattel in 1978 as an attorney and held numerous positions before becoming President, including President of Corporate Operations, President of Mattel USA, Chief Administrative Officer, and Executive Vice President and General Counsel. Mr. Mansour previously served as a member of the Board of Directors of Mattel, Inc., Big Lots, Inc., a national retailer, and Blue Nile, Inc., a leading online retailer of diamonds and fine jewelry. With his legal, operational and managerial experience, Mr. Mansour brings an informed insight and understanding to Ryland’s Board and the work of its various committees.

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Robert E. Mellor

Age: 71

Year in which First Elected a Director: 1999

Current Committees: Chairman of the Compensation Committee and a member of the Audit Committee

Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chairman of the Board of Directors and Chief Executive Officer of Building Materials Holding Corporation until 2010; Chairman of the Board of Directors of Coeur Mining, Inc., Director of Stock Building Supply, Inc. and Lead Director of Monro Muffler Brake, Inc.

As Chairman and CEO of Building Materials Holding Corporation, Mr. Mellor headed a corporation that was a key supplier of labor and materials to the homebuilding industry. As a result, Mr. Mellor has a significant knowledge of Ryland’s core homebuilding business and the challenges we face in the markets that drive our business results. As a result of the downturn in the building materials industry, Building Materials Holding Corporation went through a Chapter 11 restructuring in 2009 and emerged from the restructuring in January 2010. Mr. Mellor is no longer an officer or director of Building Materials Holding Corporation. Mr. Mellor previously was of counsel with the leading national law firm of Gibson, Dunn & Crutcher, LLP and, therefore, has a valuable knowledge and understanding of the legal issues and regulatory complexities that Ryland must address as a publicly traded homebuilder. As the Chairman of the Board and Lead Director of two well recognized companies, he provides expertise to our Board in the ever-changing landscape of corporate governance and strategic planning.

Norman J. Metcalfe

Age: 72

Year in which First Elected a Director: 2000

Current Committees: Chairman of the Audit Committee and a member of the Compensation Committee

Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chairman of the Board of Directors of The Tejon Ranch Company.

Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He is a Chairman of the Board of Directors of The Tejon Ranch Company, a diversified real estate development and agribusiness company located in Southern California. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Prior to The Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/ SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and member of the Board of Directors and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Home). Given his experience in finance and real estate, Mr. Metcalfe brings a wealth of knowledge and expertise to Ryland’s core business of homebuilding and the financial challenges we face in maintaining a strong balance sheet.

Larry T. Nicholson

Age: 57

Year in which First Elected a Director: 2009

Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: President and Chief Executive Officer of Ryland; Executive Vice President and Chief Operating Officer until 2008; President of the Southeast Region of Ryland Homes until 2007; President of the Orlando Division of Ryland Homes until 2005.

Mr. Nicholson was promoted in June 2009 to the position of Chief Executive Officer of Ryland. Mr. Nicholson has been with Ryland since 1996 when he joined as a Division President in the South Region. Throughout his working career, Mr. Nicholson has held a wide variety of positions within the homebuilding industry. Given his expertise as a senior manager at all key levels within our organization and his extensive knowledge about the homebuilding business, Mr. Nicholson now leads our organization with all the critical skills necessary to continue Ryland’s role as a leading public homebuilder. His role on the Board is essential to linking the operational and strategic decisions necessary to continue Ryland’s success.

Charlotte St. Martin

Age: 69

Year in which First Elected a Director: 1996

Current Committees: Member of the Compensation and Nominating and Governance Committees

Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Executive Director of the Broadway League (a national association for the Broadway Theatre Industry) since 2006; and Executive Vice President of Loews Hotels until 2005.

Ms. St. Martin brings valuable insight and knowledge from her prior experience managing the operations of Loews Hotels, a national hotel brand that operates in similar markets to Ryland. As an executive with Loews Hotels, she was involved with the critical elements necessary for the operational success of Loews’ principal resort properties and hotels. Prior to her position as a senior executive, Ms. St. Martin directed a major business operation as the President and Chief Executive Officer of a 1,600 room Loews Hotel which employed 2,000 people. Ms. St. Martin has served on the Boards of Gibson Greetings, Inc. and Metropolitan Bank. Given her executive managerial experience and knowledge of the markets in which we operate, Ms. St. Martin provides valuable input into the deliberations and decisions of Ryland’s Board of Directors.

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Thomas W. Toomey

Age: 54

Year in which First Elected a Director: 2013

Current Committees: Member of the Audit Committee

Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chief Executive Officer, President and Director of UDR, Inc., a leading multifamily real estate investment trust and an S&P 400 company. Mr. Toomey joined UDR, Inc. in 2001.

As Chief Executive Officer, President and Director of UDR, Inc., Mr. Toomey manages a national multifamily real estate investment trust that owns or has an ownership interest in over 52,500 apartment homes that are spread across the U.S. Additionally, he was instrumental in repositioning UDR, Inc.’s real estate portfolio, including the acquisition of over $14 billion in multifamily communities. Prior to joining UDR, Inc., Mr. Toomey held various senior executive positions, including Chief Operating Officer and Chief Financial Officer of Apartment Investment and Management Company (AIMCO). During his tenure at AIMCO, Mr. Toomey was instrumental in the growth of AIMCO’s portfolio ten-fold from 34,000 apartment homes to 360,000 apartment homes. As a leader in the real estate industry, Mr. Toomey currently serves on the Board of the National Association of Real Estate Investment Trusts as well as on the Executive Committee of the National Multi Housing Council. Additionally, he is a member of The Real Estate Roundtable and Trustee and Governor of the Urban Land Institute. As an executive with over 20 years of experience in the real estate industry, Mr. Toomey brings a wealth of real estate related expertise and knowledge of the financial and operational challenges of operating a real estate focused business.

Robert G. van Schoonenberg

Age: 68

Year in which First Elected a Director: 2009

Current Committees: Member of the Nominating and Governance and Audit Committees

Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Chairman and Chief Executive Officer of BayPoint Capital Partners, LLC; Co-Managing Partner of AmeriCap Partners, LLC; Executive Vice President and General Counsel of Avery Dennison Corporation until 2009; Director of Guidance Software, Inc., Live Media Group LLC and Blue Nile, Inc.

Mr. van Schoonenberg leads BayPoint Capital Partners, a private equity/advisory firm, and is Co-Managing Partner at AmeriCap Partners, a growth capital investment firm. He previously was an executive with Avery Dennison Corporation, a highly diversified international corporation. Avery Dennison operates in the core businesses of pressure-sensitive labeling and materials, retail information services and office and consumer products. As an Executive Officer of Avery Dennison, Mr. van Schoonenberg was involved in the key decisions related to its businesses as well as the challenges of operating a highly diversified organization facing a wide range of complex legal and regulatory issues. In his current roles with two investment firms, Mr. van Schoonenberg is critically involved in the development and growth of various emerging businesses. With his background and experience, Mr. van Schoonenberg brings a broad range of talents, knowledge and expertise to Ryland’s Board.

COMMITTEE MEMBERSHIPS (AS APPROVED BY THE BOARD OF DIRECTORS AT ITS MEETING ON FEBRUARY 24, 2015)

Name	Audit	Compensation	Nominating & Governance
William L. Jews
Ned Mansour
Robert E. Mellor
Norman J. Metcalfe
Charlotte St. Martin
Thomas W. Toomey
Robert G. van Schoonenberg
Member of Committee
Chairperson of Committee

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INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2014, the Board of Directors held four meetings. All incumbent Directors attended at least 75% of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 2014. Directors are expected to attend the 2015 Annual Meeting of Stockholders and all Directors were present at last year’s meeting. The Board of Directors of Ryland has Audit, Compensation and Nominating and Governance Committees. Each of the Committees has adopted a Charter, all of which are available for viewing on Ryland’s Web Site at www.ryland.com/home/investors.html under the Corporate Governance heading.

Board Committees

Audit Committee

The Audit Committee of the Board of Directors for 2014 was composed of Directors Mansour, Mellor, Metcalfe, Toomey and van Schoonenberg. The Audit Committee oversees the integrity of our financial statements, the audit services provided by our independent auditors, the performance of our internal audit function, our risk assessment and risk management processes and our compliance with legal and regulatory requirements. Additionally, the Audit Committee reviews and monitors the financial plans and capital structure of Ryland. The Audit Committee prepares the Audit Committee Report that is required by SEC rules and included on page 47 of this Proxy Statement. The Audit Committee is composed entirely of Directors who satisfy the NYSE director independence standards and additional, heightened independence criteria applicable to Audit Committee members under SEC and NYSE rules. The Board has determined that each Audit Committee member is an “audit committee financial expert” as defined by SEC rules. The Audit Committee maintains a subcommittee that is focused on mortgage underwriting quality assurance. This subcommittee is composed of the same members as the Audit Committee and meets in conjunction with each Audit Committee meeting. During 2014, four meetings of the Audit Committee were held.

Compensation Committee

The Compensation Committee of the Board of Directors determines and approves Ryland’s compensation plans and the amount and form of compensation awarded and paid to the Executive Officers of Ryland, including awards and distributions under Ryland’s compensation plans. The Compensation Committee also determines and approves compensation for Directors. All of them satisfy the NYSE director independence standards and additional, heightened independence criteria applicable to Compensation Committee members under NYSE rules, and are “outside directors” under Section 162(m) of the Internal Revenue Code (“Code”). During 2014, the Compensation Committee held three meetings. Directors Jews, Mellor, Metcalfe and St. Martin served as Compensation Committee members during 2014. The Compensation Committee members do not and did not during 2014 have interlocking relationships with Compensation Committees or Boards of other companies.

Nominating and Governance Committee

The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board, makes recommendations about the composition of the Board’s Committees, monitors the role and effectiveness of the Board and oversees the corporate governance process. Directors Jews, Mansour, St. Martin and van Schoonenberg were the members of the Nominating and Governance Committee, which held three meetings during 2014. The Nominating and Governance Committee will consider nominees proposed by stockholders for election to the Board of Directors and evaluates them using the same criteria used in evaluating other candidates. Recommendations by stockholders should be forwarded to the Secretary of Ryland, and should identify the nominee by name and provide information about the nominee’s background and experience.

The Nominating and Governance Committee evaluates potential nominees for election to the Board of Directors based on a wide variety of factors. These factors include the candidate’s background, qualifications and business and other relevant experience, including experience related to Ryland’s homebuilding and mortgage finance businesses, as well as the appropriate fit and interrelationship with the other Board members. Potential Board candidates meet with current Board members as part of the selection process. The Nominating and Governance Committee determines the need to add Board members based on a periodic assessment of the size and composition of Ryland’s Board and the effectiveness of the Board’s communications and decision-making given the number and composition of the Board. The Nominating and Governance Committee seeks to maintain a diverse membership on Ryland’s Board and does not have a formal policy regarding diversity in identifying nominees for a Directorship but rather considers diversity among the various factors relevant to any particular nominee. In addition, the Nominating and Governance Committee assesses the effectiveness of efforts at pursuing diversity as part of its periodic assessment of the composition of the Board.

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Nomination Process

The nomination process for Directors is supervised by Ryland’s Nominating and Governance Committee. The Committee seeks out appropriate candidates to serve as Directors of Ryland, and the Committee interviews and examines Director candidates and makes recommendations to the Board regarding candidate selection. Once the Committee has selected appropriate candidates for election as a Director, it presents the candidates to the full Board of Directors for election if the selection occurs during the course of the year, or for nomination if the Director is elected by the stockholders.

Ryland’s Bylaws provide the procedure for stockholders to make Director nominations. A nominating stockholder must give appropriate notice to Ryland of the nomination not less than 75 days prior to the date of the Annual Meeting of Stockholders. If less than 100 days’ notice of the date of the Annual Meeting of Stockholders is given by Ryland, then Ryland must receive notice of the nomination not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2016 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April 2016, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws. The stockholders’ notice shall set forth, as to

(a)	each person whom the stockholder proposes to nominate for election as a Director:

	•	name, age, business address and residence address of the person.

	•	the principal occupation or employment of the person.

	•	the number of shares of Ryland stock which are beneficially owned, if any, by the person.

	•	any other information relating to the person which is required to be disclosed in solicitations for proxies for the election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor act or regulation.

(b)	the stockholder giving the notice:

	•	the name and record address of the stockholder.

	•	the number of shares of Ryland stock which are beneficially owned by the stockholder.

Ryland may require any proposed nominee to furnish such other information as may be reasonably required by Ryland to determine the qualifications of such proposed nominee to serve as a Director of Ryland.

Majority Voting in Director Elections

Ryland’s Bylaws provide that at all meetings of stockholders for the election of Directors at which a quorum is present, each Director shall be elected by the vote of the majority of the votes cast. Any Director not elected by a majority vote will tender their resignation and the Nominating and Governance Committee will recommend to the Board of Directors whether to accept or reject the resignation offer. If the Board of Directors accepts a Director’s resignation offer, the Nominating and Governance Committee will determine whether to fill this vacancy or reduce the size of the Board.

Leadership Structure

As required by the rules of the New York Stock Exchange, the Board of Directors has held, and will continue to hold, regularly scheduled executive sessions of the nonmanagement Directors including only independent Directors at least once a year. The independent Chairman of the Board is Mr. Jews, who presides at these executive sessions. The Board of Directors does not have a fixed policy as to whether the role of the Chief Executive Officer and the Chairman of the Board of Directors should be separate. This gives the Board of Directors flexibility to determine the leadership structure that is most appropriate based on its assessment of Ryland’s current and anticipated needs and circumstances. When the two positions are combined or there is not an independent Board Chair, the Board of Directors will designate a Lead Director from among its nonmanagement independent Directors. The Lead Director will then have responsibility for various matters including chairing executive sessions of the Board of Directors and acting as a liaison between nonmanagement Directors and the management of the Company.

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OUR BOARD LEADERSHIP

•	William Jews is our Independent Chairman

•	Larry Nicholson is our President and CEO

•	All of our Directors are independent except for Mr. Nicholson

The Board of Directors believes that strong, independent Board leadership is a critical aspect of effective corporate governance. Accordingly, the Board of Directors has determined that it is appropriate at this time for the positions of Chief Executive Officer and Board Chair to be separated and for an independent Director to serve as Chairman. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for meetings of the Board of Directors and presides over meetings of the Board of Directors and executive sessions of the Board of Directors. The role and responsibilities of the Chairman are described in Ryland’s Guidelines on Significant Corporate Governance Issues.

Our Chief Executive Officer serves on our Board of Directors and is a bridge between management and the Board of Directors ensuring that both groups act with a common purpose. The Chief Executive Officer’s membership on the Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent Directors.

Independence of the Board of Directors

Under the Guidelines on Significant Corporate Governance Issues, the Board of Directors is required to be composed predominately of independent Directors. An “independent director” is a person who is not a member of management and is free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment. Additionally, Section 303A of the NYSE Listed Company Manual states that in order for a Director to be “independent,” the Board of Directors must affirmatively determine that a Director does not have a “material relationship” with the Company either directly or through a company in which the Director is a partner, shareholder or officer. In accordance with the Guidelines and the NYSE Corporate Governance Standards, the Board of Directors, at its meeting held on February 24, 2015, determined that all Directors, except Mr. Nicholson, are “independent.”

The NYSE rules require that certain Committees of the Board of Directors be composed of independent Directors. In this regard, the membership of all of Ryland’s Board Committees is composed entirely of independent Directors. Additionally, members of the Audit Committee and the Compensation Committee meet additional, heightened independence criteria.

Risk Oversight

As a general matter, the Board of Directors has oversight responsibility with respect to risk management and is not responsible for the day-to-day management of risk issues, which is the responsibility of senior management. With respect to this oversight responsibility, the Board of Directors has delegated primary responsibility for risk oversight and the monitoring of Ryland’s significant areas of risk to the Audit Committee. Specifically, the Audit Committee has prepared and uses a Risk Control Matrix which identifies in detail the various risk review factors that the Audit Committee reviews, monitors and manages. Additionally, the Audit Committee works with the management of Ryland to identify key areas of risk in Ryland’s business operations and corporate functions for further review and analysis. The Audit Committee focuses on and discusses key areas of risk at its meetings. Areas of risk that are periodically reviewed, in some cases in conjunction with other Committees of the Board as well as the Board itself, include liability and litigation management, land and inventory valuation, land acquisition review and approval process, mortgage finance markets and indemnities, warranty reserves, public reporting disclosure, legal compliance and regulatory matters.

Guidelines on Significant Corporate Governance Issues

Our Board of Directors operate under the Guidelines on Significant Corporate Governance Issues (the “Guidelines”) which they established and approved. The Guidelines are available for your reference and review on Ryland’s Web Site at www.ryland.com/home/investors.html under the Corporate Governance heading. The Guidelines provide the Board’s policies and procedures on Board structure and composition, expectations and requirements about Board meetings, assessments of performance, and Committee functions and procedures as well as succession planning and management development matters. The Guidelines are subject to continual review and assessment to assure that they represent current recommended Board governance practices and procedures with the objective of acting in the best interests of Ryland and its stockholders.

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Policies of the Board

The Board of Directors has adopted a Code of Ethics which is applicable to the Board of Directors, senior officers (including Ryland’s principal executive, financial and accounting officers) and employees of Ryland. Certain amendments and a waiver of the Code of Ethics for Directors or Executive Officers will be promptly disclosed to stockholders on Ryland’s Web Site. The Board has also adopted a written Policy for the Review of Transactions with Related Persons which governs all transactions with related parties. The Nominating and Governance Committee is responsible for implementing the Policy, and reviews, approves or ratifies all transactions with related persons. The Policy governs any transaction or series of transactions over $120,000 in which Ryland is or would be a participant, and in which any Director, Executive Officer or 5% stockholder of Ryland or members of their immediate families would have a direct or indirect material interest. We are not aware of any transactions with related parties involving Ryland or any of its subsidiaries that were covered by this Policy during 2014. The Code of Ethics and Policy for the Review of Transactions with Related Persons are available on Ryland’s Web Site at www.ryland.com/home/investors.html under the Corporate Governance heading.

Director Stock Ownership and Retention Requirements

In order to further align the interests of non-management Directors with the long-term interests of our stockholders, the Board believes that Directors should have a significant personal financial stake in our performance. Consequently, in accordance with the “Stock Ownership and Retention Guidelines for Non-Management Directors” in the Guidelines on Significant Corporate Governance Issues, each non-management Director has acquired and holds shares of Ryland’s Common Stock having a value equal to three times the Director’s annual cash retainer. Upon meeting this ownership goal, that number of shares becomes fixed and must be maintained until the end of the Director’s service on the Board. This requirement does not preclude transfers of equity instruments to trusts or similar entities for the benefit of a Director, his or her spouse or family members.

Frequency of the Advisory Vote on Executive Compensation

At the 2011 Annual Meeting of Stockholders, an advisory vote was held on the frequency of the advisory vote on the compensation program for Ryland’s Named Executive Officers. A majority of the votes cast at the Annual Meeting approved holding an advisory vote on the compensation program for Named Executive Officers on an annual basis. In line with this recommendation by our stockholders, the Board of Directors has determined that we will include an advisory stockholder vote regarding Named Executive Officer compensation in our Proxy Materials annually until the next required advisory vote regarding the frequency of an advisory vote on Named Executive Officer compensation at the Annual Meeting of Stockholders in 2017. As a result, Proposal No. 2 on page 45 of this Proxy Statement presents for consideration by our stockholders an advisory vote to approve the compensation program for Ryland’s Named Executive Officers.

COMMUNICATIONS WITH DIRECTORS

Stockholders and any interested parties may send correspondence, comments, questions and concerns to the Board of Directors or to any individual Director at the following:

The Ryland Group, Inc. c/o Corporate Secretary 3011 Townsgate Road, Suite 200 Westlake Village, California 91361

www.ryland.com/home/investors.html

If applicable, the communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating and Governance Committee, the Corporate Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature, or address other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The Corporate Secretary will review and log all other communications and subsequently deliver them to the specified Directors.

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2014 DIRECTOR COMPENSATION

	Fees Earned
Name(1)	or Paid in Cash(3)	Stock Awards(4)	Total
William L. Jews(2)	$245,000	$116,280	$361,280
Ned Mansour	$125,000	$116,280	$241,280
Robert E. Mellor	$125,000	$116,280	$241,280
Norman J. Metcalfe	$125,000	$116,280	$241,280
Charlotte St. Martin	$120,000	$116,280	$236,280
Thomas W. Toomey	$105,000	$116,280	$221,280
Robert G. van Schoonenberg	$120,000	$116,280	$236,280

(1)	Mr. Nicholson is a member of the Board of Directors as well as President and Chief Executive Officer of Ryland. His compensation is disclosed in the executive compensation tables. He does not receive compensation separately for his duties as a Director.
(2)	Mr. Jews serves as Chairman of the Board of Directors.
(3)	The annual retainer fee for 2014 was $90,000. Mr. Jews received an additional annual retainer fee of $125,000 to serve as Chairman of the Board of Directors. Half of the annual retainer fee for Directors is paid directly in cash. The other half is used to purchase Ryland’s Common Stock with Ryland instructing a broker to enter an order to purchase shares of Ryland’s Common Stock on the open market so that the purchases occur immediately after the market opens on the date the retainer is paid by Ryland. For 2014, Committee members received an annual fee of $15,000 per committee which was paid in cash. Committee chairpersons received an additional annual fee of $5,000 paid in cash. Directors are able to defer their fees and the stock purchased as part of their annual retainer fee into Ryland’s nonqualified deferred compensation plan, the EDDCP II. Ryland does not match Director contributions into the EDDCP II.
(4)	On April 27, 2011, Ryland’s stockholders approved the 2011 Non-Employee Director Stock Plan pursuant to which each non-employee Director receives an automatic grant of 3,000 shares of Common Stock each May 1. On May 1, 2014, seven non-employee Directors received 3,000 shares. Pursuant to FASB ASC Topic 718, the aggregate grant date fair value of these stock awards was computed using the closing market price of Ryland’s Common Stock on May 1, 2014 which was $38.76. The Common Stock awards received pursuant to Ryland’s 2011 Non-Employee Director Stock Plan are fully vested and distributed on the date of grant.
Previously, the Directors were granted awards of stock options pursuant to a prior Non-Employee Director Stock Plan. As a result, the Directors have the following aggregate number of stock option awards outstanding as of December 31, 2014: Mr. Jews, 20,000 shares; Mr. Mansour, 20,000 shares; Mr. Mellor, 20,000 shares; Mr. Metcalfe, 20,000 shares; and Ms. St. Martin, 20,000 shares.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of Ryland, the only beneficial owners of more than 5% of the outstanding shares of Common Stock, as of February 13, 2015, are:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	6,041,685	(1)	13.0%
Impala Asset Management LLC 107 Cherry Street, New Canaan, CT 06840	4,371,966	(2)	9.4%
Sanders Capital, LLC 390 Park Avenue, 17th Floor, New York, NY 10022	3,945,438	(3)	8.5%
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	2,989,681	(4)	6.4%
Citadel Advisors, LLC. 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603	2,371,564	(5)	5.1%

(1)	Based on the information contained in Schedule 13G/A filed with the Securities and Exchange Commission on January 9, 2015, 5,931,202 of these shares are owned with sole voting power and all of these shares are owned with sole dispositive power.
(2)	Based on the information contained in Schedule 13G filed with the Securities and Exchange Commission on February 12, 2015, all of these shares are owned with sole voting power and sole dispositive power.
(3)	Based on the information contained in Schedule 13G filed with the Securities and Exchange Commission on January 14, 2015, 1,461,020 of these shares are owned with sole voting power and all of these shares are owned with sole dispositive power.
(4)	Based on the information contained in Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015, 67,304 of these shares are owned with sole voting power, 62,404 of these shares are owned with shared dispositive power and 2,927,277 of these shares are owned with sole dispositive power.
(5)	Based on the information contained in Schedule 13G filed with the Securities and Exchange Commission on January 23, 2015, this Schedule 13G is being filed jointly by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings II LP (“CAH2”), Citadel GP LLC (“CGP”) and Mr. Kenneth Griffin (collectively with Citadel Advisors, CAH2 and CGP, the “Reporting Persons”) with respect to shares of common stock (and options to purchase common stock) of the above-named issuer owned by Surveyor Capital Ltd., a Cayman Islands limited company (“SC”), and Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”). Citadel Advisors is the portfolio manager for SC. CAH2 is the managing member of Citadel Advisors. CALC III LP, a Delaware limited partnership (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. CGP and Mr. Griffin have shared voting and dispositive power over 2,371,564 shares and Citadel Advisors and CAH2 have shared voting and dispositive power over 2,308,845 shares.

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The following table sets forth, as of February 10, 2015, the number of shares of Ryland’s Common Stock beneficially owned by Ryland’s Directors, each of the Executive Officers named in the Summary Compensation Table, and by the Directors and Executive Officers as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)
William L. Jews	63,696
Ned Mansour	58,013
Robert E. Mellor	85,209	(2)
Norman J. Metcalfe	89,477
Charlotte St. Martin	52,933
Thomas W. Toomey	5,715
Robert G. van Schoonenberg	27,445
Larry T. Nicholson	899,098
Gordon A. Milne	261,418
Peter G. Skelly	168,218
David L. Fristoe	71,865
Timothy J. Geckle	153,576
Directors and Executive Officers as a group (13 persons)	2,058,726

(1)	The Directors, nominees or Executive Officers do not individually own more than 1% of Ryland’s outstanding Common Stock with the exception of Mr. Nicholson who beneficially owns 1.9% of Ryland’s outstanding Common Stock. Directors, nominees and Executive Officers as a group beneficially own 4.4% of Ryland’s outstanding Common Stock. All of the shares in the table are owned individually with sole voting and dispositive power.
Includes shares subject to stock options which may be exercised within 60 days of February 10, 2015, as follows: Mr. Jews, 20,000 shares; Mr. Mansour, 20,000 shares; Mr. Mellor, 20,000 shares; Mr. Metcalfe, 20,000 shares; Ms. St. Martin, 20,000 shares; Mr. Nicholson, 350,000 shares; Mr. Milne, 90,000 shares; Mr. Skelly, 33,333 shares; Mr. Fristoe, 3,333 shares; Mr. Geckle, 20,000 shares; and Directors and Executive Officers as a group, 606,666 shares.
Includes shares represented by unvested restricted stock units as follows: Mr. Nicholson, 100,643 shares; Mr. Milne, 46,676 shares; Mr. Skelly, 39,912 shares; Mr. Fristoe, 24,963 shares; Mr. Geckle, 24,963 shares; and Directors and Executive Officers as a group, 257,951 shares.
Includes shares of Common Stock which have been allocated to participants’ accounts under Ryland’s Retirement Savings Opportunity Plan as follows: Mr. Nicholson, 575 shares; Mr. Fristoe, 1,951 shares; Mr. Geckle, 4,494 shares; and Directors and Executive Officers as a group, 12,768 shares.
Includes shares of Common Stock that have been allocated to the Directors’ deferred compensation plan accounts as follows: Mr. Mansour, 38,013 shares; Mr. Metcalfe, 38,013 shares; Ms. St. Martin, 22,464 shares; and Mr. Toomey, 4,479 shares.
(2)	Does not include 2,000 shares of Common Stock owned by Mr. Mellor’s wife as to which he disclaims beneficial ownership.

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2015 COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Focus on Pay-for-Performance

Our executive compensation is designed and driven by a focus on pay-for-performance utilizing performance metrics that are tied to Ryland’s business objectives and strategies. For 2014, short-term incentive annual bonus payments were determined based on Ryland’s profitability. Our 2014 Executive Officer Long-Term Incentive Plan utilizes both our total shareholder return (TSR) together with our revenue growth over a three-year period to determine the payment of awards. These performance metrics align with our strategic objective to maintain profitability, maximize growth and increase the value of our Common Stock to benefit our stockholders. The following graphs illustrate our improvement in performance over the prior three years based on the key metrics of homebuilding pretax earnings, homebuilding revenues and housing gross profit margins, which we believe drive long-term shareholder value:

HOMEBUILDING PRETAX EARNINGS	HOMEBUILDING REVENUES

HOUSING GROSS PROFIT MARGINS

The following graph illustrates the comparative level of total compensation received by Mr. Nicholson, our CEO, over the three-year period of 2012, 2013 and 2014. This graph illustrates that our CEO received total compensation for 2014, which was 17% greater than 2013 and 29% greater than 2012, is in alignment with the improvement in Ryland’s financial and operational performance over this three-year period as shown in the graphs above.

CEO TOTAL COMPENSATION
(SUMMARY COMPENSATION TABLE - PAGE 29)

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Total Shareholder Return

The following chart shows how a $100 investment in Ryland Common Stock on December 31, 2009 would have grown to $201.17 on December 31, 2014, with dividends reinvested quarterly. This compares to a $100 investment in the S&P 500 over the same period that would have increased to $205.14 on December 31, 2014, with dividends reinvested quarterly. A $100 investment in the DJ Home Construction Index over the same five-year period would have increased to $213.09 on December 31, 2014, with dividends reinvested quarterly. As you can see, a $100 investment in Ryland Common Stock has performed in alignment with the S&P 500 and the DJ Home Construction Index over this five-year period.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

The following chart shows the performance of Ryland’s TSR over the most recent three-year and five-year periods in comparison to our Compensation Peer Group and the S&P 500. This data demonstrates that Ryland’s three-year and five-year TSR performance ranks at the 75th percentile when compared to our Compensation Peer Group and above or in line with the performance of the S&P 500.

	TSR Ending 12/31/2014(1)
	3-Year	5-Year
Compensation Peer Group TSR Performance
75th percentile	38%	16%
50th percentile	27%	13%
25th percentile	19%	7%
Ryland	35%	15%
S&P 500	20%	15%

(1)	Data per Standard & Poor’s Research Insight and Yahoo! Finance.

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Ryland’s Compensation Best Practices

WE DO	WE DO NOT
A significant portion of the total compensation of our Executive Officers is determined based on performance tied to strategic objectives.	No tax gross-ups for Executive Officers.
Executive Stock Ownership Guidelines as a multiple of annualized base salary.	No repricing or replacement of stock options and other equity awards.
Change-in-control severance agreements contain “double triggers.”	No hedging policy that prohibits entering into any contract or instrument designed to hedge or offset any decrease in the market value of Ryland’s stock unless written approval is received from Ryland’s General Counsel.
Cash severance under change-in-control agreements is limited to less than three times annual compensation.	No pledging policy that prohibits Directors and Executive Officers from pledging Ryland stock as collateral for a loan.
Clawback policy that permits the recoupment of excess compensation from a culpable Executive Officer in the event of a restatement of financial results.	No employment agreements with Executive Officers which guarantee salaries, bonuses or other compensation or benefits. Mr. Nicholson has a CEO severance agreement in the event of a termination of his employment and all Executive Officers have change-in-control severance agreements.
The Compensation Committee is composed entirely of independent Directors and the Committee has retained Exequity as its independent executive compensation consultant.	No cash dividend equivalent payments are made until the related restricted stock unit grant vests and is payable.

Compensation Peer Group

The Compensation Committee utilizes a broad compensation peer group of 16 comparably-sized companies in the homebuilding, building products and real estate development industries. Comparable companies were deemed to have a median revenue and market capitalization level comparable to Ryland’s revenues and market capitalization. Based on this analysis and selection process, the Compensation Committee used the following 16 companies to serve as Ryland’s peer group in benchmarking performance and executive compensation. For 2014, the peer group was adjusted to eliminate four companies from related industries with revenue and market capitalizations that were not at a level comparable to Ryland. These companies were replaced by two homebuilders and two related industry companies with a closer level of revenues and market capitalization:

Armstrong World Industries, Inc.	Meritage Homes Corporation
Beazer Homes USA, Inc.	NVR, Inc.
Hovnanian Enterprises, Inc.	Pulte Group, Inc.
KB Home	Standard Pacific Corp.
Lennox International, Inc.	Taylor Morrison Home Corporation
Louisiana-Pacific Corporation	Toll Brothers, Inc.
MDC Holdings, Inc.	Universal Forest Products, Inc.
M/I Homes, Inc.	USG Corporation

	Peer Company Data as of December 31, 2014
(Dollars in Millions)	Median	Ryland	Ryland’s Ranking
Revenues (trailing four quarters)	$2,484	$2,444	48th percentile
Market Capitalization	$1,780	$1,777	50th percentile
Net Income (trailing four quarters)	$113	$176	58th percentile
3-Year TSR (ending 12/31/14)	27%	35%	69th percentile

Upcoming Executive Compensation Program for 2015

For our 2015 Executive Compensation Program, we are using performance metrics consistent with 2014 that are based on annual adjusted consolidated pretax earnings for our short-term incentive bonus program and relative total shareholder return (TSR) and revenue growth over a three-year period for our long-term incentive plan. These performance metrics align with our strategic objectives to maintain profitability, maximize growth and increase the value of our Common Stock to benefit our stockholders. Our 2015 Executive Officer Long-Term Incentive Plan will use a three-year long-term performance period (from January 1, 2015 to December 31, 2017) and

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measure our relative TSR and growth in revenues to determine the amount of performance shares earned at the end of the performance period. One-half of the target amount of performance shares is earned by an Executive Officer if our TSR is at the 50th percentile of the performance of our compensation peer group as measured over the long-term performance period. If our relative TSR performance exceeds or falls below this target level, one-half of the target amount of performance shares earned by an Executive Officer is calculated such that it is reduced to zero at or below the 30th percentile level or increased to a maximum level of 200% at or above the 90th percentile level. The other half of the target amount of performance shares is earned if our revenue growth over the long-term performance period is 25%. If our revenue growth exceeds or falls below this target level, one-half of the target amount of performance shares earned by an Executive Officer is calculated such that it is reduced to zero for revenue growth at or below 15% or increased to a maximum level of 200% for revenue growth at or above 35%. There are incremental adjustments for the calculation of earned performance shares between these minimum and maximum levels of performance.

Consideration of 2014 Say-on-Pay Results

At the 2014 Annual Meeting of Stockholders, stockholders expressed strong support for our executive compensation program, with approximately 98% of the votes cast for approval of the “say-on-pay” advisory vote. The Compensation Committee took into consideration the results of the 2014 advisory “say-on-pay” vote and, in light of the approval of the overwhelming majority of our stockholders of the executive compensation program, the Compensation Committee did not make significant changes to the executive compensation program.

The Compensation Committee’s Independent Compensation Consultant

In accordance with its Charter, the Compensation Committee has the sole authority to retain and terminate independent consultants on matters of executive compensation and benefits, including sole authority to approve the consultant’s fees and other retention terms. The Committee also has the authority to obtain advice and assistance from internal and external legal, accounting or other advisors. The Compensation Committee utilizes Exequity LLP (“Exequity”) as its compensation consultant. Exequity reports directly to the Compensation Committee. Exequity was not engaged to perform any additional services beyond their support of the Compensation Committee.

In reviewing conflicts of interest, our Compensation Committee considered the following six factors with respect to Exequity:

(i)	the provision of other services to us by Exequity;

(ii)	the amount of fees received from us by Exequity as a percentage of their total revenue;

(iii)	the policies and procedures of Exequity that are designed to prevent conflicts of interest;

(iv)	any business or personal relationship of Exequity with a member of the Compensation Committee;

(v)	any of our stock owned by Exequity; and

(vi)	any business or personal relationship of Exequity with any of our Executive Officers.

Upon consideration of these factors, our Compensation Committee concluded that the engagement of Exequity did not present any conflicts of interest.

In connection with their engagement by the Compensation Committee, Exequity has:

•	Provided information, insights and advice regarding compensation philosophy, objectives and strategy.

•	Recommended peer group selection criteria and identified and recommended potential peer companies.

•	Provided preliminary analysis of competitive compensation practices for Executive Officers.

•	Consulted with the Compensation Committee on long-term incentive and equity plan design.

•	Reviewed and commented on recommendations regarding CEO and NEO compensation.

•	Advised the Compensation Committee on specific issues as they arose.

The total amount of fees paid to Exequity for 2014 was $67,732.50. In addition, the Committee reimburses Exequity for any reasonable travel and business expenses.

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Components of Executive Compensation

Our Named Executive Officers for 2014 include:

Named Executive Officers	Position
Larry. T. Nicholson	President and Chief Executive Officer
Gordon A. Milne	Executive Vice President and Chief Financial Officer
Peter G. Skelly	Executive Vice President and Chief Operating Officer
David L. Fristoe	Senior Vice President and Chief Accounting Officer
Timothy J. Geckle	Senior Vice President and General Counsel

Base Salary

Base salaries are a necessary part of our compensation program and provide Executive Officers with a fixed portion of pay that is not performance-based. Our goal is to provide competitive base pay levels in comparison with our Compensation Peer Group. Since December 2008, the base salaries of Ryland’s Executive Officers have not increased other than as a result of promotions. Mr. Nicholson received an increase of his annual base salary to $900,000 as a result of his promotion to Chief Executive Officer of Ryland on June 1, 2009. Mr. Skelly received an increase of his annual base salary to $500,000 in early 2011 in connection with his additional responsibilities as President of Ryland’s Homebuilding Operation and an increase to $600,000 in June 2013 in connection with his promotion to the position of Chief Operating Officer. No changes were made to the base salaries of any of Ryland’s Executive Officers in 2014.

Annual Bonus Incentives

Annual bonus incentives for Executive Officers and managers are intended to reward participants for Ryland’s annual financial performance. In February 2014, the Compensation Committee approved the 2014 annual bonus incentive program for Executive Officers. The Compensation Committee approved a performance target for Executive Officers based on Ryland’s adjusted consolidated pretax earnings for 2014. The Compensation Committee established the performance metric for the annual bonus incentive program so that if Ryland achieved adjusted consolidated pretax earnings of $250 million for 2014, the Executive Officers had the opportunity to receive their targeted 2014 annual bonus incentive payment opportunity. For each $1 million of adjusted consolidated pretax earnings that is above the target amount of $250 million, there is a 2% increase in the amount of the targeted annual bonus incentive payment opportunity earned by an Executive Officer up to a limit of 200% of the target award which is achieved when Ryland’s adjusted consolidated pretax earnings are at or above $300 million. For each $1 million of adjusted consolidated pretax earnings that is below the target amount of $250 million, there is a 1% decrease in the amount of the targeted annual bonus incentive payment opportunity earned by an Executive Officer until adjusted consolidated pretax earnings reaches $200 million. As a result, at the threshold amount of adjusted consolidated pretax earnings of $200 million, an Executive Officer will earn 50% of his targeted annual bonus incentive payment opportunity. For adjusted consolidated pretax earnings below the threshold amount of $200 million, an Executive Officer will not receive an annual bonus incentive payment for 2014. The targeted annual bonus incentive payment opportunities for Ryland’s Named Executive Officers were as follows:

Name and Position	2014 Targeted Annual Bonus Incentive Payment Opportunity
Larry T. Nicholson – President and Chief Executive Officer	$1,200,000
Gordon A. Milne – Executive Vice President and Chief Financial Officer	$450,000
Peter G. Skelly – Executive Vice President and Chief Operating Officer	$575,000
David L. Fristoe – Senior Vice President and Chief Accounting Officer	$320,000
Timothy J. Geckle – Senior Vice President and General Counsel	$320,000

For 2014, Ryland’s adjusted consolidated pretax earnings were a profit of $290.3 million. Accordingly, the Executive Officers earned 181% of their targeted annual bonus incentive payment opportunity described above.

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Long-Term Incentives

In 2014, Ryland used two types of long-term incentive compensation for its executive compensation program. The first type of long-term incentive compensation for Executive Officers is the 2014 Executive Officer Long-Term Incentive Plan (“LTIP”). This performance-based long-term incentive plan measures Ryland’s total shareholder return in comparison to the performance of its compensation peer group over a three-year period to determine one-half of the awards. The performance metric that determines the other half of the awards is Ryland’s growth in revenues over a three-year period. The second type of long-term incentive compensation consisted of equity grants of restricted stock units that vest ratably over a three-year period. Of these two types of long-term incentive compensation, the majority of the awards are performance driven awards pursuant to the LTIP.

2014 Executive Officer Long-Term Incentive Awards

At its February 2014 meeting, the Compensation Committee approved Ryland’s 2014 Executive Officer Long-Term Incentive Plan (“LTIP”). Under the terms of the LTIP, the Committee established target amounts of performance shares for each Executive Officer contingent upon the achievement of long-term performance goals. The amount of each performance share award (“Performance Award”) is determined after a three-year performance period ending on December 31, 2016 (“Long-Term Performance Period”), based on Ryland’s Total Shareholder Return (“TSR”) performance over the Long-Term Performance Period in comparison to the TSR performance of a comparative peer group selected by the Compensation Committee (“Industry Peer Group”) and on Ryland’s Revenue Growth over the Long-Term Performance Period. The amount of the Performance Award is determined by the application of a Relative Performance Multiplier (discussed below) in relation to the Target Performance Shares for each Executive Officer.

Relative TSR Performance Metric

At the end of the Long-Term Performance Period, the Relative Performance Multiplier will be determined for calculating one-half of the Performance Award by comparing Ryland’s TSR to the TSR of the companies in the Industry Peer Group over the Long-Term Performance Period (which is the three-year period from January 1, 2014 to December 31, 2016). For purposes of computing TSR, the beginning stock price is the 30-day calendar average stock price for the 30-day period commencing on and including the first trading day following January 1, 2014 (“Beginning Stock Price”) and the ending stock price is the 30-day calendar average stock price for the 30-day period that precedes and includes the last trading day prior to December 31, 2016 (“Ending Stock Price”). Any dividend payments over the Long-Term Performance Period by a company are deemed received by a stockholder and added to the value received by the stockholder over the Long-Term Performance Period. TSR is calculated by measuring the difference between the Beginning Stock Price and the Ending Stock Price plus any dividends paid by a company over the Long-Term Performance Period and dividing that amount by the Beginning Stock Price.

If Ryland’s TSR over the Long-Term Performance Period is at the 50th percentile when ranked against the TSR over the Long-Term Performance Period of the companies in the Industry Peer Group, the Relative Performance Multiplier for one-half of the Performance Award is 100%. If Ryland’s TSR over the Long-Term Performance Period is between the 50th and 30th percentiles when ranked against the TSR over the Long-Term Performance Period of the companies in the Industry Peer Group, the Relative Performance Multiplier is determined using straight line interpolation between zero and 100% based on the actual percentile ranking of Ryland relative to the Industry Peer Group, such that for each percentile of the ranking of Ryland’s TSR performance below the 50th percentile in comparison to the Industry Peer Group performance, there is a reduction of 5% of the Relative Performance Multiplier of 100%. By way of example, a ranking at the 38th percentile of relative TSR performance would result in a Relative Performance Multiplier of 40%.

If Ryland’s TSR over the Long-Term Performance Period is between 50th and 90th percentiles when ranked against the TSR over the Long-Term Performance Period of the companies in the Industry Peer group, the Relative Performance Multiplier is determined using straight line interpolation between 100% and 200% based on the actual percentile ranking of Ryland relative to the Industry Peer Group, such that for each percentile of the ranking of Ryland’s TSR performance over the 50th percentile in comparison to the Industry Peer Group performance, there is an addition of 2.5% of the Relative Performance Multiplier of 100%. By way of example, a ranking at the 73rd percentile of relative TSR performance would result in a Relative Performance Multiplier of 157.5%.

The following table illustrates how the Relative Performance Multiplier for computing one-half of the Performance Award is calculated based upon Ryland’s relative TSR performance in comparison to the Industry Peer Group:

Ryland Relative TSR Percentile Ranking compared to Industry Peer Group	Relative Performance Multiplier
90th Percentile or above	200%
70th Percentile	150%
50th Percentile	100%
40th Percentile	50%
30th Percentile or below	0

The Relative Performance Multiplier cannot exceed 200%.

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Revenue Growth Performance Metric

At the end of the Long-Term Performance Period, the Relative Performance Multiplier will be determined for calculating one-half of the Performance Award by calculating Ryland’s Revenue Growth over the Long-Term Performance Period (which is the three-year period from January 1, 2014 to December 31, 2016). For purposes of calculating Ryland’s Revenue Growth over the Long-Term Performance Period, the amount of the difference between $2,140,755,000 (the amount of Ryland’s total revenues for the year ended December 31, 2013) and the amount of Ryland’s total revenues for the fiscal year ending December 31, 2016 is divided by $2,140,755,000. If Ryland’s Revenue Growth over the Long-Term Performance Period is 30%, the Relative Performance Multiplier for one-half of the Performance Award is 100%. If Ryland’s Revenue Growth over the Long-Term Performance Period is between 40% and 20%, the Relative Performance Multiplier is determined using straight line interpolation between zero and 200% based on the amount of Revenue Growth achieved by Ryland over the Long-Term Performance Period between 20%, where the Relative Performance Multiplier is zero, and 40%, where the maximum Relative Performance Multiplier is 200%. As a result, for each 0.1% of Revenue Growth over 20%, there is a 1% increase over zero of the Relative Performance Multiplier such that at 24% of Revenue Growth, the Relative Performance Multiplier is 40% and at 37% of Revenue Growth the Relative Performance Multiplier is 170%.

The following table illustrates how the Relative Performance Multiplier for computing one-half of the Performance Award is calculated based upon Revenue Growth over the Long-Term Performance Period:

Revenue Growth	Relative Performance Multiplier
40% or above	200%
35%	150%
30%	100%
25%	50%
20% or below	0

The Relative Performance Multiplier cannot exceed 200%.

At the end of the Long-Term Performance Period, the Relative Performance Multiplier will be calculated in accordance with the Relative TSR Performance Metric and Revenue Growth Performance Metric and multiplied by each half of the Executive Officer’s Target Performance Share amount in order to determine the Executive Officer’s earned and payable Performance Award which vests and is payable to the Executive Officer in the form of actual shares of Common Stock at the end of the three-year Long Term Performance Period.

If the Executive’s employment with Ryland is terminated prior to December 31, 2016 for any reason other than the Executive’s death, disability or retirement, the Executive’s Performance Award is forfeited and terminated in full. The Executive’s Performance Award will immediately vest in full at the targeted amount upon the Executive’s death, disability or retirement and upon the occurrence of a “change-of-control.” The targeted amounts of the Performance Share Awards are as follows:

Name and Position	Target Performance Share Amounts
Larry T. Nicholson – President and Chief Executive Officer	68,478
Gordon A. Milne – Executive Vice President and Chief Financial Officer	20,543
Peter G. Skelly – Executive Vice President and Chief Operating Officer	18,261
David L. Fristoe – Senior Vice President and Chief Accounting Officer	12,189
Timothy J. Geckle – Senior Vice President and General Counsel	12,189

Restricted Stock Unit Equity Awards

In February 2014, the Compensation Committee of the Board of Directors approved equity incentive awards in the form of restricted stock units to Ryland’s Executive Officers. Subject to the terms and conditions of Ryland’s 2011 Equity and Incentive Plan, the Named Executive Officers received the following grants of restricted stock units on March 1, 2014 which vest ratably over a three-year period based on the Executive Officers’ continued employment on the vesting date:

Name and Position	Restricted Stock Unit Award
Larry T. Nicholson – President and Chief Executive Officer	32,196
Gordon A. Milne – Executive Vice President and Chief Financial Officer	9,659
Peter G. Skelly – Executive Vice President and Chief Operating Officer	8,586
David L. Fristoe – Senior Vice President and Chief Accounting Officer	5,731
Timothy J. Geckle – Senior Vice President and General Counsel	5,731

The Executive’s restricted stock unit award will immediately vest in full upon the Executive’s death, disability or retirement and upon the occurrence of a “change-of-control.”

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Retirement

Ryland provides plans to meet the retirement needs of its Executives. Retirement plans are an important part of our program design because we seek to provide Executives with the ability to plan for their future while keeping them focused on the present success of Ryland.

All employees and officers may participate in Ryland’s Retirement Savings Opportunity Plan (“RSOP”). This plan is a 401(k) qualified retirement savings plan. Participants may contribute 1% to 50% of their salary and bonus. These contributions can be directed into a variety of investments under the RSOP. Ryland provides matching contributions to the RSOP equal to 50 cents for each dollar contributed to the RSOP by a participant up to 6% of a participant’s eligible compensation. There are participants who are adversely affected by statutory limitations inherent in qualified plans because the IRS places limits on maximum annual deferrals. For 2015, this statutory limitation for deferrals is $18,000 for certain participants or $24,000 for participants who have attained age 50. As a result, these participants cannot fully participate in this retirement savings plan and receive the full amount of the available matching contribution by Ryland under the RSOP.

The Executive and Director Deferred Compensation Plan II (“EDDCP II”) is a nonqualified deferred compensation plan that allows participants to defer the receipt of income and receive the additional matching contributions by Ryland restricted by the RSOP. Funds contributed to the EDDCP II are directed by participants into a variety of investment funds available under the plan. Matching contributions by Ryland to the RSOP and EDDCP II vest one-third at the end of each of the participant’s first three years of service.

Ryland’s Executive Officers are provided with a Supplemental Executive Retirement Plan to supplement the Executives’ retirement planning under the RSOP and EDDCP II. This Plan provides participants with the opportunity to receive, at the participant’s option, either a payment of $150,000 annually for 15 years or a lump sum payment equal to the present value of these payments using a discount rate equal to Ryland’s “cost of money,” as defined in the plan, for the year in which the participant reaches the age of 60. Participants vest in this benefit ratably in 20% increments over a five-year period of participation in the plan. For each day of service provided by a participant after their 60th birthday, the participant receives an increase in their vested benefit at an interest rate equal to Ryland’s “cost of money” for the year in which the days of service are completed.

Personal Health and Services Allowance

Executive Officers are entitled to a Personal Health and Services Allowance (“PHSA”) provided as a percent of their base salary. The PHSA is intended as a means to motivate participants to monitor their physical health and financial stability by incentivizing them to receive medical examinations and physical health training and to have a professional review of their personal finances and tax preparation.

Mr. Nicholson and the other Executive Officers are provided 9.5% of their base salary annually as a PHSA.

Senior Executive Severance Agreements

Ryland’s Senior Executive Severance Agreements provide Executive Officers upon a “termination of employment” during a “change-of-control period” (hereinafter referred to as a “triggering event”) with the payment of two times their highest “annual compensation” for any of the three years prior to termination. Upon the occurrence of a “triggering event,” the former Executive Officer also receives two years of participation in the life, accident and health insurance, employee welfare benefit, executive medical reimbursement and other benefit plans in which they participated prior to termination. Additionally, the Executive Officers’ unvested awards under the long-term incentive plans become vested upon a “triggering event.” Finally, certain Executive Officers have the opportunity to receive a lump sum cash payment to provide for outplacement assistance. The obligation to provide the foregoing payments and benefits to an Executive Officer is triggered by a “termination of employment” during a “change-of-control period.” Accordingly, all agreements are double trigger agreements and a “change-of-control” alone will not trigger payment. These agreements were voluntarily amended by the Executive Officers to eliminate an excise tax gross-up by Ryland. At the time that Ryland entered into these agreements with its Executive Officers, it was determined that two years of “annual compensation” and benefits was an appropriate level of remuneration to provide executives in the event of a “change-of-control” of Ryland and a termination of their employment. We believe that these payments and benefits are consistent with the level and types of payments and benefits provided to executives of comparable companies.

A further discussion of the terms of the change-of-control provisions and the benefits that they provide to the Executive Officers is set forth in the section entitled “Potential Payments under Senior Executive Severance Agreements” beginning on page 42 of this Proxy Statement.

Risk Oversight and Control

The goals established for our performance-based compensation programs coupled with the internal controls and oversight of the risk elements in our business have minimized the possibility that our compensation programs and practices will have a material adverse effect on Ryland and its financial and operational performance. As described in the section entitled “Risk Oversight” on page 12 of this Proxy Statement, our Audit Committee has general oversight responsibility with respect to risk management, and exercises appropriate oversight to insure that risks are not

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viewed in isolation and are appropriately controlled and reported to the Board of Directors. Our compensation programs are designed to work within this system of oversight and control, and the Compensation Committee considers whether our compensation programs reward reasonable risk-taking and achieve the proper balance between the desire to appropriately reward employees while protecting Ryland and its stockholders. Exequity, the Compensation Committee’s independent consultant, completed a Compensation Program Risk Assessment for the Compensation Committee which concluded that “Exequity does not believe Ryland’s executive compensation plans and programs are likely to result in a ‘material and adverse effect on the company’.”

Policies and Practices

No Employment Agreements

Ryland has no employment agreements with its CEO or Executive Officers. As a result, there are no guarantees on continued employment or compensation and benefits. Mr. Nicholson, Ryland’s CEO, has a Severance Agreement to govern any payments he would receive as a result of a termination of employment without “cause” by the Board of Directors or any other form of Mr. Nicholson’s termination of employment with Ryland. This Agreement is discussed on page 42 of this Proxy Statement.

Stock Ownership Requirements

The Compensation Committee of the Board of Directors maintains and monitors Stock Ownership Requirements for Executive Officers. These Requirements mandate that Executive Officers shall own the fair market value of Ryland Common Stock that equals or exceeds the multiple of the Executive’s then base salary as set forth below:

Position Title	Multiple of Annualized Base Salary
Chief Executive Officer	6x base salary
Executive Vice President	3x base salary
Other Executive Officers	2x base salary

Share ownership is calculated at the end of the year, based on the average share price for that year. All of our Executive Officers comply with these Requirements.

Securities Trading Policy (Anti-Hedging/Anti-Pledging)

We have a policy that prohibits Executive Officers and Directors from trading in Ryland stock while in possession of nonpublic information about Ryland. Additionally, all trading in or transfers of ownership involving Ryland stock by Executive Officers and Directors requires a prior written request to Ryland’s General Counsel. These requests are limited to a period that begins one business day after the date of the press release of quarterly or annual earnings and financial information and ending four weeks after that date. The Board of Directors adopted a policy that prohibits officers and Directors from engaging in short sales of Ryland’s Common Stock as well as trading in public or other options in our Common Stock. Entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of Ryland’s Common Stock is not permitted unless prior written approval is received from the Legal Department. Additionally, the Board of Directors adopted a policy that prohibits Executive Officers and Directors from pledging Ryland stock as collateral for a loan.

Clawback Policy

The Board of Directors adopted a Policy for Recoupment of Incentive Compensation (Clawback Policy) which allows the Board, in the event of a material restatement of Ryland’s financial results within three years of the original reporting, to seek recovery from a culpable Executive Officer of any bonus or incentive compensation, including equity awards, that is in excess of what would have been payable had the financial statement been filed as restated.

Dividend Equivalent Deferral Policy

For restricted stock unit awards, cash dividend equivalent payments are not made until the related restricted stock unit grant vests and is payable to a participant. Cash dividend equivalent payments are not provided in connection with stock option awards.

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No Repricing or Replacing “Underwater” Stock Options

Ryland does not reprice or replace “underwater” stock options. In 2014, 160,000 stock options were cancelled as a result of expiring “underwater.” We did not request that our stockholders approve any replacement shares for these “underwater” options. The 2011 Equity and Incentive Plan provides that “the exercise price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new stock option with a lower exercise price.”

Policy Regarding Extraordinary Retirement Benefits for Senior Executives

In response to a proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy:

The Company, after the Effective Date of this Policy, will not, without seeking stockholder approval, agree with any Senior Executive:

•	To provide, under any one or more defined benefit Retirement Plans of the Company, an annual benefit that will exceed one hundred percent (100%) of the Senior Executive’s Final Average Salary; or

•	To grant service credit or vesting credit (or accelerate vesting) under any defined benefit Retirement Plan for any period of time that the Senior Executive was not actually employed by the Company or any subsidiary or affiliate of the Company for purposes of determining the Senior Executive’s retirement benefits.

For purposes of this Policy, the following terms shall have the following meanings:

“Final Average Salary” means the average of the highest five calendar years’ salaries of the Senior Executive.

“Retirement Plan” means any pension benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, of the Company, regardless of whether such plan is a tax-qualified plan or a nonqualified plan.

“Senior Executive” means a person who is an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

In the event that the Board or Compensation Committee determines that the circumstances of a future agreement with a Senior Executive warrant extraordinary retirement benefits, service or vesting credits, or vesting acceleration in excess of that which is permitted under this Policy (the “Limits”), and the Board determines that it is impractical to submit the matter to a stockholder vote in a timely fashion, then in such event the Board may elect to seek stockholder approval after the parties have mutually agreed to the material terms of the relevant future agreement, provided that the payment of any retirement benefits in excess of the Limits under such agreement is conditioned on subsequent stockholder ratification. The Board may amend or terminate this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web Site.

Policy Regarding Stockholder Approval of Severance Agreements

In response to a proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy:

The Company, after the Effective Date of this Policy, will not enter into a Future Severance Agreement with a Senior Executive that provides for Benefits in an amount exceeding the Severance Benefits Limitation, unless such Future Severance Agreement is approved by a vote of the Company’s stockholders.

For purposes of this Policy, the following terms shall have the following meanings:

“Annual Compensation” means the sum of the annual base salary paid or earned and annual bonus paid or earned, even though paid in a subsequent year, by the Senior Executive and all amounts credited to the Senior Executive, vested and unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates during a calendar year. In the event the Senior Executive has not been employed by the Company for a complete calendar year, the determination of Annual Compensation shall involve a pro forma projection of annual base salary, annual bonus and amounts that are projected to be credited, vested and unvested, under any incentive compensation or other benefit or compensation plan in which the Senior Executive participates.

“Benefits” means: (i) severance amounts payable in cash to a Senior Executive (including cash amounts payable for the uncompleted portion of an employment term under an agreement), and (ii) special benefits or perquisites provided to a Senior Executive at the time of such Senior Executive’s termination of employment for any reason other than death. The term “Benefits” includes both lump-sum payments and the estimated present value of any periodic payments made, or special benefits or perquisites provided, following and as a result of the termination of such Senior Executive’s employment.

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Notwithstanding the foregoing, the term “Benefits” does not include:

(a)	the value of any accelerated vesting of any then-outstanding equity-based award;
(b)	the value of any accelerated vesting of any then-outstanding cash-based incentive award;
(c)	compensation and benefits earned, accrued or otherwise provided, including, without limitation, vacation pay, pro rata bonuses, and deferred compensation accounts, for services rendered through the date of termination of employment (other than any such compensation or benefits awarded at the time and as a result of the Senior Executive’s termination of employment);
(d)	payments, including tax gross-ups, related to offsetting the Senior Executive’s excise taxes under Sections 409A or 4999 of the Internal Revenue Code (the “Code”), as amended from time to time;
(e)	any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Senior Executives or which are provided consistent with the Company’s Policy Regarding Extraordinary Retirement Benefits for Senior Executives;
(f)	payments, including tax gross-ups, made with respect to relocation assistance and outplacement services; and
(g)	payments and other benefits that also would become payable or are otherwise provided on account of the Senior Executive’s disability or death.

“Future Severance Agreement” means an employment agreement between the Company (or one of its subsidiaries) and a Senior Executive pursuant to which the Senior Executive renders services to the Company (or one of its subsidiaries) as an employee (and not as a consultant or other independent contractor) or a severance agreement between the Company (or one of its subsidiaries) and a Senior Executive related to the termination of employment of the Senior Executive with the Company (or one of its subsidiaries), in either case, entered into on or after the Effective Date (as defined herein) of this Policy, and includes any material modification to increase the formula for determining severance Benefits under any existing agreement with a Senior Executive that is in effect as of the Effective Date.

“Senior Executive” means a person who is or becomes at the time of execution of a Future Severance Agreement an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

“Severance Benefits Limitation” means 2.99 times the Senior Executive’s highest Annual Compensation for any of the three (3) calendar years immediately preceding the date of termination of employment. For purposes of the preceding sentence, the amount of annual bonus and all amounts credited to the Senior Executive, vested or unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates shall be determined without regard to whether such amount is currently payable or is or was paid or deferred and without regard to the form of payment (e.g., in cash, equity or other property).

This Policy shall not cover (i) any agreement for future services to be rendered to the Company in a capacity other than as an employee (e.g., consulting or director agreements), or (ii) any agreement to refrain from certain conduct (e.g., covenants not to compete).

The Board delegates to the Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

Due to timing constraints or other reasons, the Board may determine that it would be in the best interests of the Company to enter into a Future Severance Agreement with a Senior Executive that exceeds the Severance Benefits Limitation. In this situation, the Board may elect to seek stockholder approval after the material terms of such an agreement have been agreed upon, provided that the payment of any Benefits in excess of the foregoing limits is contingent upon subsequent stockholder ratification. The Board may amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web Site.

Policy with Respect to the $1 Million Deduction Limit

It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Code, as well as other sections of the Code, while maintaining flexibility to take actions with respect to compensation which it deems to be in the interest of Ryland and its stockholders which may not qualify for tax deductibility. Ryland’s stockholders previously approved the Senior Executive Performance Plan and the 2011 Equity and Incentive Plan to comply with the requirements of Section 162(m) of the Code. Compliance with Section 162(m) of the Code results in the tax deductibility of related compensation expense. However, the rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation paid or awarded by the Company will be fully deductible under all circumstances.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the 2015 Compensation Discussion and Analysis set forth in this Proxy Statement as required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved the inclusion of the 2015 Compensation Discussion and Analysis in this Proxy Statement for Ryland’s Annual Meeting of Stockholders to be held on April 28, 2015.

Compensation Committee of the Board of Directors

Robert E. Mellor, Chairman
William L. Jews

Norman J. Metcalfe

Charlotte St. Martin

February 24, 2015

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SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards		Option Awards(4)	Non-Equity Incentive Plan Compensation		Change in Pension Value(8)	All Other Compen- sation(9)	Total
Larry T. Nicholson – President and Chief Executive Officer of The Ryland Group, Inc.	2014	$900,000	$4,384,990	(1)	$—	$3,072,929	(5)	$32,150	$190,407	$8,580,476

	2013	$900,000	$4,076,889	(2)	$—	$1,816,131	(6)	$374,471	$136,096	$7,303,587

	2012	$900,000	$2,550,800	(3)	$1,366,750	$1,542,574	(7)	$64,678	$212,821	$6,637,623

Gordon A. Milne – Executive Vice President and Chief Financial Officer of The Ryland Group, Inc.	2014	$700,000	$1,315,488	(1)	$—	$1,327,945	(5)	$97,937	$139,736	$3,581,106

	2013	$700,000	$1,048,950	(2)	$—	$849,200	(6)	$167,698	$113,925	$2,879,773

	2012	$700,000	$1,717,053	(3)	$390,500	$424,387	(7)	$239,528	$133,443	$3,604,911

Peter G. Skelly – Executive Vice President and Chief Operating Officer of The Ryland Group, Inc.	2014	$600,000	$1,169,356	(1)	$—	$1,307,613	(5)	$128,659	$119,989	$3,325,617

	2013	$557,692	$989,514	(2)	$—	$1,004,642	(6)	$406,427	$82,774	$3,041,049

	2012	$500,000	$1,423,346	(3)	$156,200	$573,673	(7)	$157,614	$104,606	$2,915,439

David L. Fristoe – Senior Vice President and Chief Accounting Officer of The Ryland Group, Inc.	2014	$360,000	$780,528	(1)	$—	$795,892	(5)	$19,012	$77,046	$2,032,478

	2013	$360,000	$814,683	(2)	$—	$553,871	(6)	$354,941	$67,670	$2,151,165

	2012	$360,000	$813,341	(3)	$78,100	$260,258	(7)	$69,206	$74,176	$1,655,081

Timothy J. Geckle – Senior Vice President and General Counsel of The Ryland Group, Inc.	2014	$360,000	$780,528	(1)	$—	$795,892	(5)	$96,114	$68,382	$2,100,916

	2013	$360,000	$814,683	(2)	$—	$553,871	(6)	$164,988	$68,022	$1,961,564

	2012	$360,000	$813,341	(3)	$78,100	$260,258	(7)	$210,541	$64,684	$1,786,924

(1)	On March 1, 2014, the Named Executive Officers received grants of restricted stock units in the following amounts and values: Mr. Nicholson, 32,196 units, $1,500,012; Mr. Milne, 9,659 units, $450,013; Mr. Skelly, 8,586 units, $400,022; Mr. Fristoe, 5,731 units, $267,007; and Mr. Geckle, 5,731 units, $267,007. These grants were not subject to the satisfaction of a performance target for vesting. Therefore, these restricted stock units vest ratably on each March 1 of the three years following the grant date. On February 25, 2014, the Named Executive Officers were granted performance shares pursuant to the 2014 Executive Officer Long-Term Incentive Plan (“2014 LTIP”) in the following targeted amounts and values: Mr. Nicholson, 68,478 performance shares, $2,884,978; Mr. Milne, 20,543 performance shares, $865,475; Mr. Skelly, 18,261 performance shares, $769,334; Mr. Fristoe, 12,189 performance shares, $513,521; and Mr. Geckle, 12,189 performance shares, $513,521. The 2014 LTIP uses a three-year long-term performance period (beginning January 1, 2014 and ending on December 31, 2016) to measure Ryland’s relative total shareholder return (“TSR”) and growth in revenues to determine the actual amount of performance shares earned at the end of the performance period. If Ryland’s relative TSR performance is at or above the 90th percentile when compared to the performance of the Compensation Peer Group over the long-term performance period and Ryland’s revenue growth is at or above 40% over the long-term performance period, the Named Executive Officers will receive performance shares in amounts that are 200% of their targeted amounts. The maximum amounts of performance shares that the Named Executive Officers can receive and the value of these amounts are as follows: Mr. Nicholson, 136,956 performance shares, $6,000,042; Mr. Milne, 41,086 performance shares, $1,799,978; Mr. Skelly, 36,522 performance shares, $1,600,029; Mr. Fristoe, 24,378 performance shares, $1,068,000; and Mr. Geckle, 24,378 performance shares, $1,068,000. These amounts of performance shares and the value of these amounts do not reflect compensation actually received nor do they reflect the actual value that will be recognized by the Named Executive Officers. The aggregate fair value of these Performance Share Awards is set forth in the Summary Compensation Table and this footnote using the closing price of Ryland’s Common Stock on the date of grant and valuation methodology for the Performance Awards containing “market conditions” pursuant to FASB ASC Topic 718.

(2)	On March 1, 2013, the Named Executive Officers received grants of restricted stock units in the following amounts and values: Mr. Nicholson, 32,670 units, $1,165,992; Mr. Milne, 8,406 units, $300,010; Mr. Skelly, 7,929 units, $282,986; Mr. Fristoe, 6,528 units, $232,984; and Mr. Geckle, 6,528 units, $232,984. These grants were not subject to the satisfaction of a performance target for vesting. Therefore, these restricted stock units vest ratably on each March 1 of the three years following the grant date. On February 26, 2013, the Named Executive Officers were granted performance shares pursuant to the 2013 Executive Officer Long-Term Incentive Plan (“2013 LTIP”) in the following targeted amounts

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and values: Mr. Nicholson, 65,340 performance shares, $2,910,897; Mr. Milne, 16,811 performance shares, $748,940; Mr. Skelly, 15,859 performance shares, $706,528; Mr. Fristoe, 13,057 performance shares, $581,699; and Mr. Geckle, 13,057 performance shares, $581,699. The 2013 LTIP uses a three-year long-term performance period (beginning January 1, 2013 and ending on December 31, 2015) to measure Ryland’s relative total shareholder return (“TSR”) and growth in revenues to determine the actual amount of performance shares earned at the end of the performance period. If Ryland’s relative TSR performance is at or above the 90th percentile when compared to the performance of the Compensation Peer Group over the long-term performance period and Ryland’s revenue growth is at or above 75% over the long-term performance period, the Named Executive Officers will receive performance shares in amounts that are 200% of their targeted amounts. The maximum amounts of performance shares that the Named Executive Officers can receive and the value of these amounts are as follows: Mr. Nicholson, 130,680 performance shares, $4,572,493; Mr. Milne, 33,622 performance shares, $1,176,434; Mr. Skelly, 31,718 performance shares, $1,109,813; Mr. Fristoe, 26,114 performance shares, $913,729; and Mr. Geckle, 26,114 performance shares, $913,729. These amounts of performance shares and the value of these amounts do not reflect compensation actually received nor do they reflect the actual value that will be recognized by the Named Executive Officers. The aggregate fair value of these Performance Share Awards is set forth in the Summary Compensation Table and this footnote using the closing price of Ryland’s Common Stock on the date of grant and valuation methodology for the Performance Awards containing “market conditions” pursuant to FASB ASC Topic 718.

(3)	On March 1, 2012, the Named Executive Officers were given the opportunity to receive the following target amounts of restricted stock units: Mr. Nicholson, 125,000 units; Mr. Milne, 76,000 units; Mr. Skelly, 63,000 units; Mr. Fristoe, 36,000 units; and Mr. Geckle, 36,000 units. These grants were subject to the satisfaction of performance criteria that required Ryland to achieve targeted levels of adjusted consolidated net earnings, home sales and home closings for 2012 in order to receive the target amount of these grants. Based on Ryland’s adjusted consolidated net earnings, home sales and home closings for 2012, the Named Executive Officers received restricted stock unit grants that were 124% of their target grant amounts. Mr. Nicholson agreed to relinquish the rights to 15,000 units of his restricted stock unit grant in response to a request by the Compensation Committee to adjust his 2012 compensation. As a result, on March 1, 2012, the Named Executive Officers received grants of restricted stock units in the following amounts: Mr. Nicholson, 140,000 units; Mr. Milne, 94,240 units; Mr. Skelly, 78,120 units; Mr. Fristoe, 44,640 units; and Mr. Geckle, 44,640 units. These restricted stock units vest ratably on each March 1 of the three years following the grant date. The aggregate grant date fair value of these restricted stock unit awards uses the closing price of Ryland’s Common Stock on the date of grant pursuant to FASB ASC Topic 718.

(4)	On March 1, 2012, the Named Executive Officers received grants of stock options in the following amounts: Mr. Nicholson, 175,000 shares; Mr. Milne, 50,000 shares; Mr. Skelly, 20,000 shares; Mr. Fristoe, 10,000 shares; and Mr. Geckle, 10,000 shares. In September 2012, the Compensation Committee amended the stock option agreements for these grants to add a condition to the exercisability that requires Ryland’s stock price to be greater than or equal to 150% of the exercise price of $18.22 per share. These grants vest ratably on each March 1 of the three years following the grant date. The aggregate fair value of these stock option awards is set forth in the Summary Compensation Table using the grant date fair value determined using the Black-Scholes-Merton option pricing formula pursuant to FASB ASC Topic 718. A description of the assumptions used for volatility, risk free interest rate, dividend yield and expected life in the option pricing formula is included in Note K: Stock-Based Compensation of the Notes to Consolidated Financial Statements on page 64 of Ryland’s Annual Report on Form 10-K for the year ended December 31, 2014.

(5)	This amount includes the annual bonus incentive payments earned for 2014 and paid out in January 2015 in the following amounts: Mr. Nicholson, $2,172,000; Mr. Milne, $814,500; Mr. Skelly, $1,040,750; Mr. Fristoe, $579,200; and Mr. Geckle, $579,200. Further information about Ryland’s annual bonus incentive payments is contained in the section entitled “Annual Bonus Incentives” beginning on page 21 of this Proxy Statement. This amount also includes interest earned of 6.64% in 2014 on 2011 Retention Incentive Plan Awards in the following amounts: Mr. Nicholson, $1,567; Mr. Milne, $894; Mr. Skelly, $464; Mr. Fristoe, $376; and Mr. Geckle, $376. This amount also includes the cash payment received pursuant to the 2012 Executive Officer Long-Term Incentive Plan (“2012 LTIP”) based on the achievement of the performance goals set forth in the 2012 LTIP. The 2012 LTIP used a three-year long-term performance period that ended on December 31, 2014. The Executive Officers had the opportunity to receive target cash payments based upon the Company achieving TSR performance over the long-term performance period that is at or above the 50th percentile when ranked against the TSR over the long-term performance period of the companies within the industry peer group established by the Compensation Committee. Given that the Corporation’s TSR over the long-term performance period exceeded the 50th percentile in comparison to the industry peer group, each of the Executive Officers received target cash payments in the following amounts: Mr. Nicholson, $844,000; Mr. Milne, $481,000; Mr. Skelly, $250,000; Mr. Fristoe, $203,000; and Mr. Geckle, $203,000. This compensation also includes interest calculated at 6% on one-third of the potential award in 2013 and at 6.64% on two-thirds of the potential award in 2014. This resulted in the Executive Officers receiving interest on their cash awards in the following amounts: Mr. Nicholson, $55,362; Mr. Milne, $31,551; Mr. Skelly, $16,399; Mr. Fristoe, $13,316; and Mr. Geckle, $13,316.

(6)	This amount includes the annual bonus incentive payments earned for 2013 and paid out in January 2014 in the following amounts: Mr. Nicholson, $1,800,000; Mr. Milne, $840,000; Mr. Skelly, $1,000,000; Mr. Fristoe, $550,000; and Mr. Geckle, $550,000. This amount also includes interest of 6% earned in 2013 on 2011 Retention Incentive Plan awards in the following amounts: Mr. Nicholson, $16,131; Mr. Milne, $9,200; Mr. Skelly, $4,642; Mr. Fristoe, $3,871; and Mr. Geckle, $3,871.

(7)	This amount includes the annual bonus incentive payments earned for 2012 and paid out in December 2012 in the following amounts: Mr. Nicholson, $1,500,000; Mr. Milne, $400,000; Mr. Skelly, $562,500; Mr. Fristoe, $250,000; and Mr. Geckle, $250,000. This amount also includes interest of 6.02% earned in 2012 on 2011 and 2010 Retention Incentive Plan awards in the following amounts: Mr. Nicholson, $42,574; Mr. Milne, $24,387; Mr. Skelly, $11,173; Mr. Fristoe, $10,258; and Mr. Geckle, $10,258.

(8)	The Change in Pension Value column consists of the aggregate change in the actuarial present value of the Executive Officers’ accumulated benefit under the Senior Executive Supplemental Retirement Plan. These amounts do not represent realized compensation; rather they represent an increase in the present value of accumulated benefits. If the year-over-year discount rate increases, the present value of the accumulated benefit generally decreases. If the year-over-year discount rate decreases, the present value of the accumulated benefit will generally increase. Further information about Ryland’s Senior Executive Supplemental Retirement Plan is contained in the section entitled “2014 Pension Benefits” beginning on page 40 of this Proxy Statement.

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(9)	All Other Compensation includes the following components:

a)	Value of term life insurance received under Ryland’s basic and executive life insurance plans: Mr. Nicholson, 2014 - $18,942, 2013 - $17,538, 2012 - $16,107; Mr. Milne, 2014 - $24,240, 2013 - $22,455, 2012 - $21,285; Mr. Skelly, 2014 - $7,158, 2013 - $6,762, 2012 - $4,905; Mr. Fristoe, 2014 - $9,570, 2013 - $9,073, 2012 - $8,512; and Mr. Geckle, 2014 - $13,903, 2013 - $12,985, 2012 - $12,337;

b)	Executive medical reimbursement plan for expenses not covered by Ryland’s health insurance plan: Mr. Nicholson, 2014 - $4,965, 2013 - $6,058, 2012 - $5,590; Mr. Milne, 2014 - $2,796, 2013 - $4,004, 2012 - $3,692; Mr. Skelly, 2014 - $7,831, 2013 - $7,031, 2012 - $7,717; Mr. Fristoe, 2014 - $5,976, 2013 - $13,597, 2012 - $7,560; and Mr. Geckle, 2014 - $12,479, 2013 - $13,187, 2012 - $10,647;

c)	Personal Health and Services Allowance: Mr. Nicholson, 2014 - $85,500, 2013 - $85,500, 2012 - $85,500; Mr. Milne, 2014 - $66,500, 2013 - $66,500, 2012 - $66,500; Mr. Skelly, 2014 - $57,000, 2013 - $52,250, 2012 - $47,500; Mr. Fristoe, 2014 - $34,200, 2013 - $34,200, 2012 - $34,200; and Mr. Geckle, 2014 - $34,200, 2013 - $34,200, 2012 - $34,200; and

d)	Ryland’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan II: Mr. Nicholson, 2014 - $81,000, 2013 - $27,000, 2012 - $105,624; Mr. Milne, 2014 - $46,200, 2013 - $20,966, 2012 - $41,966; Mr. Skelly, 2014 - $48,000, 2013 - $16,731, 2012 - $44,484; Mr. Fristoe, 2014 - $27,300, 2013 - $10,800, 2012 - $23,904; and Mr. Geckle, 2014 - $7,800, 2013 - $7,650, 2012 - $7,500.

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GRANTS OF PLAN-BASED AWARDS IN 2014

	Grant	Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock		Grant Date Fair Value of
Name	Date	Date		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Stock Awards
Larry T. Nicholson	2/25/14	2/25/14	(1)	$0	$1,200,000	$2,400,000	—	—	—	—		—
	2/25/14	2/25/14	(2)	—	—	—	0	68,478	136,956	—		$2,884,978	(4)
	3/1/14	2/25/14		—	—	—	—	—	—	32,196	(3)	$1,500,012	(5)
Gordon A. Milne	2/25/14	2/25/14	(1)	$0	$450,000	$900,000	—	—	—	—		—
	2/25/14	2/25/14	(2)	—	—	—	0	20,543	41,086	—		$865,475	(4)
	3/1/14	2/25/14		—	—	—	—	—	—	9,659	(3)	$450,013	(5)
Peter G. Skelly	2/25/14	2/25/14	(1)	$0	$575,000	$1,150,000	—	—	—	—		—
	2/25/14	2/25/14	(2)	—	—	—	0	18,261	36,522	—		$769,334	(4)
	3/1/14	2/25/14		—	—	—	—	—	—	8,586	(3)	$400,022	(5)
David L. Fristoe	2/25/14	2/25/14	(1)	$0	$320,000	$640,000	—	—	—	—		—
	2/25/14	2/25/14	(2)	—	—	—	0	12,189	24,378	—		$513,521	(4)
	3/1/14	2/25/14		—	—	—	—	—	—	5,731	(3)	$267,007	(5)
Timothy J. Geckle	2/25/14	2/25/14	(1)	$0	$320,000	$640,000	—	—	—	—		—
	2/25/14	2/25/14	(2)	—	—	—	0	12,189	24,378	—		$513,521	(4)
	3/1/14	2/25/14		—	—	—	—	—	—	5,731	(3)	$267,007	(5)

(1)	These amounts reflect the payments that may be made pursuant to the annual bonus incentive program for senior executives, which is discussed in the section entitled “Annual Bonus Incentives” beginning on page 21 of this Proxy Statement. The Executive Officers had their annual bonus incentive payment determined based upon Ryland’s adjusted consolidated pretax earnings. If Ryland achieved adjusted consolidated pretax earnings of $250 million for 2014, the Executive Officers had the opportunity to receive their targeted 2014 annual bonus incentive payment opportunity. For each $1 million of adjusted consolidated pretax earnings that is above the target level of $250 million, there is a 2% increase in the amount of the targeted annual bonus incentive payment opportunity earned by an Executive Officer up to a limit of 200% of the target award which is achieved when Ryland’s adjusted consolidated pretax earnings are at or above $300 million. For each $1 million of adjusted consolidated pretax earnings that is below the target amount of $250 million, there is a 1% decrease in the amount of the targeted annual bonus incentive payment opportunity earned by an Executive Officer until adjusted consolidated pretax earnings reach $200 million. At the threshold amount of adjusted consolidated pretax earnings of $200 million, an Executive Officer will earn 50% of their targeted annual bonus incentive payment opportunity. For adjusted consolidated pretax earnings below the threshold amount of $200 million, an Executive Officer will not receive an annual bonus incentive payment for 2014. For 2014, Ryland’s adjusted consolidated pretax earnings were $290.3 million. Therefore, the Executive Officers earned 181% of the targeted annual bonus incentive payment set forth above.

(2)	These amounts reflect the potential amounts of performance shares that can be received pursuant to the 2014 Executive Officer Long-Term Incentive Plan (“LTIP”) which is discussed in the section entitled “2014 Executive Officer Long-Term Incentive Awards” on page 22 of this Proxy Statement. Under the terms of the LTIP, the Compensation Committee granted the opportunity to receive performance shares which will be paid in the form of shares of Common Stock to the Executive Officers. The payment and vesting of these performance shares is determined after a three-year performance period ending on December 31, 2016 (“Long-Term Performance Period”) based one-half on Ryland’s Total Shareholder Return (“TSR”) performance over the Long-Term Performance Period in comparison to the TSR performance of a comparative peer group selected by the Compensation Committee (“Industry Peer Group”). For purposes of computing TSR, the beginning stock price is the 30-day calendar average stock price for the 30-day period commencing on and including the first trading day following January 1, 2014 (“Beginning Stock Price”) and the ending stock price is the 30-day calendar average stock price for the 30-day period that precedes and includes the last trading day prior to December 31, 2016 (“Ending Stock Price”). Any dividend payments over the Long-Term Performance Period by a company are deemed received by a stockholder and added to the value received by the stockholder over the Long-Term Performance Period. TSR is calculated by measuring the difference between the Beginning Stock Price and the Ending Stock Price plus any dividends paid by a company over the Long-Term Performance Period and dividing that amount by the Beginning Stock Price. If Ryland’s TSR over the Long-Term Performance Period is at the 50th percentile when ranked against the TSR over the Long-Term Performance Period of each of the companies in the Industry Peer Group, the multiplier that is applied to one-half of the Target Performance Award (the “Relative Performance Multiplier”) is 100%. If Ryland’s TSR over the Long-Term Performance Period is between the 50th and 30th percentiles when ranked against the TSR over the Long-Term Performance Period of each of the companies in the Industry Peer Group, the Relative Performance Multiplier for one-half of the target performance award is determined using straight line interpolation between zero and 100% based on the actual percentile ranking of Ryland relative to the Industry Peer Group, such that for each percentile of the ranking of Ryland’s TSR performance below the 50th percentile in comparison to the Industry Peer Group performance, there is a reduction of 5% of the Relative Performance Multiplier of 100%. If TSR over the Long-Term Performance Period is between the 50th and 90th percentiles when ranked against the TSR over the Long-Term Performance Period of each of the companies in the Industry Peer group, the Relative Performance Multiplier is determined using straight line interpolation between 100% and 200% based on the actual percentile ranking of Ryland relative to the Industry Peer Group, such that for each percentile of the ranking of Ryland’s TSR performance over the 50th percentile in comparison to the Industry Peer Group performance, there is an addition of 2.5% of the Relative Performance Multiplier of 100%.

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The following table illustrates how the Relative Performance Multiplier for computing one-half of the Performance Award is calculated based upon Ryland’s relative TSR performance in comparison to the Industry Peer Group:

Ryland Relative TSR Percentile Ranking compared to Industry Peer Group	Relative Performance Multiplier
90th Percentile or above	200%
70th Percentile	150%
50th Percentile	100%
40th Percentile	50%
30th Percentile or below	0

The Relative Performance Multiplier cannot exceed 200%.

The other half of the performance award is calculated based upon Ryland’s revenue growth over the Long-Term Performance Period. For purposes of calculating Ryland’s revenue growth over the Long-Term Performance Period, the amount of the difference between $2,140,755,000 (the amount of Ryland’s total revenues for the year ended December 31, 2013) and the amount of Ryland’s total revenues for the fiscal year ending December 31, 2016 is calculated and this difference is divided by $2,140,755,000. If Ryland’s revenue growth over the Long-Term Performance Period is 30%, the Relative Performance Multiplier for one-half of the performance award is 100%. If Ryland’s revenue growth over the Long-Term Performance Period is between 40% and 20%, the Relative Performance Multiplier is determined using straight line interpolation between zero and 200% based on the amount of revenue growth achieved by Ryland over the Long-Term Performance Period between 20%, where the Relative Performance Multiplier is zero, and 40%, where the maximum Relative Performance Multiplier is 200%. As a result for each 0.1% of revenue growth over 20%, there is a 1% increase over zero of the Relative Performance Multiplier. The following table illustrates how the Relative Performance Multiplier for computing one-half of the Performance Award is calculated based upon revenue growth over the Long-Term Performance Period:

Revenue Growth	Relative Performance Multiplier
40% or above	200%
35%	150%
30%	100%
25%	50%
20% or below	0

The Relative Performance Multiplier cannot exceed 200%.

At the end of the Long-Term Performance Period, the Relative Performance Multipliers will be calculated in accordance with the formulas for relative TSR performance and revenue growth set forth above and multiplied by each half of the Executive Officer’s Target Performance Award amount in order to determine the Executive Officer’s earned and payable Performance Award which vests and is payable to the Executive Officer in the form of actual shares of Common Stock. If the Executive Officer’s employment with Ryland is terminated prior to December 31, 2016 for any reason other than the Executive Officer’s death, disability or retirement, the Executive Officer’s Performance Award is forfeited and terminated in full. The Executive Officer’s Performance Award in the target amount will immediately vest in full upon the Executive Officer’s death, disability or retirement and upon the occurrence of a “change-of-control.”

(3)	The Compensation Committee approved the grant of restricted stock units under Ryland’s 2011 Equity and Incentive Plan at its meeting on February 25, 2014 and set a grant date of March 1, 2014. The Named Executive Officers were given the opportunity to receive restricted stock units in the following amounts: Mr. Nicholson, 32,196 units; Mr. Milne, 9,659 units; Mr. Skelly, 8,586 units; Mr. Fristoe, 5,731 units; and Mr. Geckle, 5,731 units. These grants were not subject to the satisfaction of performance criteria. The restricted stock units will vest and be paid out in one-third increments on each March 1 of 2015, 2016 and 2017, respectively, provided the Executive Officer is employed by Ryland on those dates. The grants include the right to receive quarterly dividend payments in the amount and to the extent dividends are paid by Ryland on its Common Stock at the time the restricted stock unit grant vests and is payable to the Executive Officer.

(4)	The grant date fair value of the target amount of the Performance Share Award equals one-half of the target amount of the Performance Share Award multiplied by the closing market price of Ryland’s Common Stock on the date of grant, February 25, 2014, which was $43.81 per share, and one-half of the target amount of the performance share award multiplied by $40.45, which is the fair value determined using Monte Carlo simulation per FASB ASC Topic 718.

(5)	The grant date fair value of the restricted stock unit grants equals the number of restricted stock units multiplied by the closing market price of Ryland’s Common Stock on February 28, 2014, the last trading date before March 1, 2014 which was $46.59.

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DISCUSSION OF COMPENSATION AGREEMENTS AND PLANS

Annual Bonuses for Executive Officers

For 2014, the Named Executive Officers received an annual bonus determined by Ryland’s adjusted consolidated pretax earnings. If Ryland achieved adjusted consolidated pretax earnings of $250 million for 2014, the Named Executive Officers were eligible to receive their targeted annual bonus payment opportunity in the following amounts: Mr. Nicholson, $1,200,000; Mr. Milne, $450,000; Mr. Skelly, $575,000; Mr. Fristoe, $320,000; and Mr. Geckle, $320,000. For each $1 million of adjusted consolidated pretax earnings that is above the target level of $250 million, there is a 2% increase in the amount of the targeted annual bonus incentive payment opportunity earned up to a limit of 200% of the target award which is achieved if Ryland’s adjusted consolidated pretax earnings are at or above $300 million. For each $1 million of adjusted consolidated pretax earnings that is below the target amount of $250 million, there is a 1% decrease in the amount of the targeted annual bonus incentive payment opportunity earned until adjusted consolidated pretax earnings reaches $200 million. At the threshold amount of adjusted consolidated pretax earnings of $200 million, an Executive Officer will earn 50% of their targeted annual bonus incentive payment opportunity. The threshold amount below which a targeted annual bonus incentive payment opportunity is not earned for 2014 is adjusted consolidated pretax earnings of $200 million or less. Ryland achieved adjusted consolidated pretax earnings of $290.3 million in 2014 and therefore, the Named Executive Officers received a payout of 181% of their targeted annual bonus payment opportunity.

Long-Term Incentive Award Plan

Ryland’s 2011 Equity and Incentive Plan permits the granting of performance-based stock unit awards payable in shares of Ryland’s Common Stock to employees, officers and others providing services to Ryland. For 2014, each of the Named Executive Officers were granted performance share awards payable in shares of Ryland’s Common Stock under the terms of the 2014 Executive Officer Long-Term Incentive Plan (“LTIP”) contingent upon the achievement of long-term performance goals. More information on the LTIP is set forth in the section entitled “2014 Executive Officer Long-Term Incentive Awards” on page 22 of this Proxy Statement. The payment and vesting of each Performance Award is determined after a three-year performance period ending on December 31, 2016 (“Long-Term Performance Period”), based both on Ryland’s Total Shareholder Return (“TSR”) performance over the Long-Term Performance Period in comparison to the TSR performance of a comparative peer group selected by the Compensation Committee (“Industry Peer Group”) as well as Ryland’s revenue growth over the Long-Term Performance Period. For purposes of computing TSR, the beginning stock price is the 30-day calendar average stock price for the 30-day period commencing on and including the first trading day following January 1, 2014 (“Beginning Stock Price”) and the ending stock price is the 30-day calendar average stock price for the 30-day period that precedes and includes the last trading day prior to December 31, 2016 (“Ending Stock Price”). Any dividend payments over the Long-Term Performance Period by a company are deemed received by a stockholder and added to the value received by the stockholder over the Long-Term Performance Period. TSR is calculated by measuring the difference between the Beginning Stock Price and the Ending Stock Price plus any dividends paid by a company over the Long-Term Performance Period and dividing that amount by the Beginning Stock Price. If Ryland’s TSR over the Long-Term Performance Period is at the 50th percentile when ranked against the TSR over the Long-Term Performance Period of the companies in the Industry Peer Group, the multiplier that is applied to one-half of the Target Performance Award in order to calculate the actual amount of one-half of the Performance Award (the “Relative Performance Multiplier”) is 100%. If Ryland’s TSR over the Long-Term Performance Period is between the 50th and 30th percentiles when ranked against the TSR over the Long-Term Performance Period of each of the companies in the Industry Peer Group, the Relative Performance Multiplier for one-half of the performance award is determined using straight line interpolation between zero and 100% based on the actual percentile ranking of Ryland relative to the Industry Peer Group, such that for each percentile of the ranking of Ryland’s TSR performance below the 50th percentile in comparison to the Industry Peer Group performance, there is a reduction of 5% of the Relative Performance Multiplier of 100%. By way of example, a ranking at the 38th percentile of relative TSR performance would result in a Relative Performance Multiplier of 40%. If TSR over the Long-Term Performance Period is between the 50th and 90th percentiles when ranked against the TSR over the Long-Term Performance Period of the companies in the Industry Peer group, the Relative Performance Multiplier is determined using straight line interpolation between 100% and 200% based on the actual percentile ranking of Ryland relative to the Industry Peer Group, such that for each percentile of the ranking of Ryland’s TSR performance over the 50th percentile in comparison to the Industry Peer Group performance, there is an addition of 2.5% of the Relative Performance Multiplier of 100%. By way of example, a ranking at the 73rd percentile of relative TSR performance would result in a Relative Performance Multiplier of 157.5%.

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The following table illustrates how the Relative Performance Multiplier for computing one-half of the Performance Award is calculated based upon Ryland’s relative TSR performance in comparison to the Industry Peer Group:

Ryland Relative TSR Percentile Ranking compared to Industry Peer Group	Relative Performance Multiplier
90th Percentile or above	200%
70th Percentile	150%
50th Percentile	100%
40th Percentile	50%
30th Percentile or below	0

The Relative Performance Multiplier cannot exceed 200%.

The other half of the Performance Award is calculated based upon Ryland’s revenue growth over the Long-Term Performance Period. For purposes of calculating Ryland’s Revenue Growth over the Long-Term Performance Period, the amount of the difference between $2,140,755,000 (the amount of Ryland’s total revenues for the year ended December 31, 2013) and the amount of Ryland’s total revenues for the fiscal year ending December 31, 2016 is calculated and this difference is divided by $2,140,755,000. If Ryland’s Revenue Growth over the Long-Term Performance Period is 30%, the Relative Performance Multiplier for one-half of the Performance Award is 100%. If Ryland’s Revenue Growth over the Long-Term Performance Period is between 40% and 20%, the Relative Performance Multiplier is determined using straight line interpolation between zero and 200% based on the amount of Revenue Growth achieved by Ryland over the Long-Term Performance Period between 20%, where the Relative Performance Multiplier is zero, and 40%, where the maximum Relative Performance Multiplier is 200%. As a result for each 0.1% of Revenue Growth over 20%, there is a 1% increase over zero of the Relative Performance Multiplier such that at 24% of Revenue Growth, the Relative Performance Multiplier is 40% and at 37% of Revenue Growth the Relative Performance Multiplier is 170%.

The following table illustrates how the Relative Performance Multiplier for computing one-half of the Performance Award is calculated based upon Revenue Growth over the Long-Term Performance Period:

Revenue Growth	Relative Performance Multiplier
40% or above	200%
35%	150%
30%	100%
25%	50%
20% or below	0

The Relative Performance Multiplier cannot exceed 200%.

At the end of the Long-Term Performance Period, the Relative Performance Multipliers are calculated in accordance with the formulas for relative TSR performance and Revenue Growth set forth above and multiplied by each half of the Executive Officer’s Target Performance Share amount in order to determine the Executive Officer’s earned and payable Performance Award which vests and is payable to the Executive Officer in the form of actual shares of Common Stock.

If the Executive Officer’s employment with Ryland is terminated prior to December 31, 2016 for any reason other than the Executive’s death, disability or retirement, the Executive’s Performance Award is forfeited and terminated in full. The Executive’s Performance Award at the target amount immediately vests in full upon the Executive’s death, disability or retirement and upon the occurrence of a “change-of-control.” The target amounts of the Performance Share Awards for the Named Executive Officers are as follows: Mr. Nicholson, 68,478 performance shares; Mr. Milne, 20,543 performance shares; Mr. Skelly, 18,261 performance shares; Mr. Fristoe, 12,189 performance shares; and Mr. Geckle, 12,189 performance shares.

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Equity Incentive Award Plan

Ryland’s 2011 Equity and Incentive Plan permits the granting of stock options, restricted stock awards, stock units or any combination of the foregoing to Ryland’s employees, officers and others providing services to Ryland. On March 1, 2014, Ryland’s Executive Officers received grants of restricted stock units. These grants of restricted stock units to Executive Officers vest ratably in annual installments over a three-year period with the first installments vesting on March 1, 2014. These grants were not subject to the satisfaction of performance criteria. More information on this award is set forth in the section entitled “Restricted Stock Unit Equity Awards” on page 23 of this Proxy Statement. The vesting of the 2014 grant is conditioned on the continuing employment of the Executive Officer on the applicable vesting dates. The receipt of cash dividend equivalent payments is deferred until the vesting of the related restricted stock units. Upon vesting, these awards are paid in shares of Ryland’s Common Stock and in cash to satisfy any required tax withholding equal to the fair market value of the restricted stock units on the date of vesting. Payment of the fair market value of the vested restricted stock units in cash permits the satisfaction of any applicable tax withholding required in connection with the vesting of these units. In the case of a “change-of-control” of Ryland or upon the Executive’s death, disability or retirement, the unvested restricted stock units vest and are paid in full.

Proportional Relationship of Salary and Bonus to Total Compensation

The Named Executive Officers receive approximately 41% of their total compensation in the form of salary and annual bonus incentive payments. Approximately 43% of their total compensation is received in the form of Common Stock related awards. The Compensation Committee has determined that a significant portion of executive compensation shall be delivered in the form of equity compensation that further aligns our executive’s compensation with the interests of our stockholders and the long-term performance of Ryland and Ryland’s Common Stock.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

						Stock Awards
	Option Awards					Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(5)	Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date				Number of Unearned Shares or Units That Have Not Vested		Market Value of Unearned Shares or Units That Have Not Vested(8)
	Exercisable	Unexercisable
Larry T. Nicholson	105,000	—		$23.27	3/1/15	46,667	(2)	$1,799,480	65,340	(6)	$2,519,510
	175,000	—		$16.52	3/1/16	21,780	(3)	$839,837	68,478	(7)	$2,640,512
	116,667	58,333	(1)	$18.22	3/1/19	32,196	(4)	$1,241,478	—		—
Gordon A. Milne	25,000	—		$23.27	3/1/15	31,413	(2)	$1,211,285	16,811	(6)	$648,232
	50,000	—		$16.52	3/1/16	5,604	(3)	$216,090	20,543	(7)	$792,138
	33,333	16,667	(1)	$18.22	3/1/19	9,659	(4)	$372,451	—		—
Peter G. Skelly	13,333	—		$16.52	3/1/16	26,040	(2)	$1,004,102	15,859	(6)	$611,523
	13,333	6,667	(1)	$18.22	3/1/19	5,286	(3)	$203,828	18,261	(7)	$704,144
						8,586	(4)	$331,076			—
David L. Fristoe	10,000	—		$16.52	3/1/16	14,880	(2)	$573,773	13,057	(6)	$503,478
	6,667	3,333	(1)	$18.22	3/1/19	4,352	(3)	$167,813	12,189	(7)	$470,008
						5,731	(4)	$220,987	—		—
Timothy J. Geckle	10,000	—		$16.52	3/1/16	14,880	(2)	$573,773	13,057	(6)	$503,478
	6,667	3,333	(1)	$18.22	3/1/19	4,352	(3)	$167,813	12,189	(7)	$470,008
						5,731	(4)	$220,987	—		—

(1)	These unexercisable stock options were granted on March 1, 2012 and vested on March 1, 2015.
(2)	These unvested restricted stock units were granted on March 1, 2012. The amounts of these grants were determined by Ryland’s adjusted consolidated net earnings, home sales and home closings for 2012. Based on actual results achieved by Ryland, the Executive Officers received restricted stock unit grants that were 124% of their target amounts. Mr. Nicholson agreed to relinquish the rights to 15,000 units of his restricted stock unit grant in response to a request by the Compensation Committee to adjust his 2012 compensation. The Executive Officers vested in these unvested restricted stock units on March 1 of 2015.
(3)	These unvested restricted stock units were granted on March 1, 2013. They were not subject to the satisfaction of performance metrics or criteria. The Executive Officers vested in one-half of these unvested restricted stock units on March 1, 2015 and will vest in one-half on March 1, 2016 if they are employed by Ryland on that date.
(4)	These unvested restricted stock units were granted on March 1, 2014. They were not subject to the satisfaction of performance metrics or criteria. The Executive Officers vested in one-third of these unvested restricted stock units on March 1, 2015 and will vest in one-third on March 1, 2016 and March 1, 2017, respectively, if they are employed by Ryland on those dates.
(5)	The market value of the restricted stock units equals the number of restricted stock units times the closing price of Ryland’s Common Stock on December 31, 2014 which was $38.56 per share.
(6)	These are the target amounts of the Performance Share Awards to Executive Officers pursuant to the 2013 Executive Officer Long-Term Incentive Plan (“2013 LTIP”). The actual amount of each Performance Share Award received by Executive Officers is determined after a three-year performance period ending on December 31, 2015 based on the measurement of performance metrics set forth in the 2013 LTIP. Once determined, the Executive Officers will receive shares of Common Stock equal to the amount of the Performance Share Award earned at the end of the three-year performance period.
(7)	These are the target amounts of the Performance Share Awards to Executive Officers pursuant to the 2014 Executive Officer Long-Term Incentive Plan (“2014 LTIP”). The actual amount of each Performance Share Award received by Executive Officers is determined after a three-year performance period ending on December 31, 2016 based on the measurement of performance metrics set forth in the 2014 LTIP. Once determined, the Executive Officers will receive shares of Common Stock equal to the amount of the Performance Share Award earned at the end of the three-year performance period.
(8)	The market value of the Performance Share Awards equals the target number of the Performance Share Award times the closing price of Ryland’s Common Stock on December 31, 2014 which was $38.56 per share.

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OPTION EXERCISES AND STOCK VESTED IN 2014

	Option Awards			Stock Awards
	Number of Shares		Value Realized	Number of Shares		Value Realized
Name	Acquired on Exercise		on Exercise	Acquired on Vesting		on Vesting
Larry T. Nicholson	14,000	(1)	$42,000	4,185	(17)	$178,699
	106,000	(2)	$3,440,760	41,667	(18)	$1,941,266
	10,000	(3)	$131,110	46,666	(19)	$2,174,169
	10,000	(4)	$132,300	10,890	(20)	$507,365
	20,000	(5)	$271,422	—		—
	20,000	(6)	$285,000	—		—
	10,000	(7)	$150,802	—		—
Gordon A. Milne	60,000	(8)	$231,984	2,387	(17)	$101,925
	15,000	(9)	$204,555	16,667	(18)	$776,515
	10,000	(10)	$150,309	31,413	(19)	$1,463,532
	—		—	2,802	(20)	$130,545
Peter G. Skelly	7,000	(11)	$22,050	1,240	(17)	$52,948
	7,000	(12)	$102,420	13,333	(18)	$621,184
	—		—	26,040	(19)	$1,213,203
	—		—	2,643	(20)	$123,137
David L. Fristoe	30,000	(13)	$116,871	1,004	(17)	$42,871
	10,000	(14)	$144,300	8,333	(18)	$388,234
	—		—	14,880	(19)	$693,259
	—		—	2,176	(20)	$101,380
Timothy J. Geckle	30,000	(15)	$107,643	1,004	(17)	$42,871
	10,000	(16)	$150,132	8,333	(18)	$388,234
	—		—	14,880	(19)	$693,259
	—		—	2,176	(20)	$101,380

(1)	Mr. Nicholson exercised 14,000 vested stock options on January 31, 2014 from a February 25, 2004 grant with a $40.00 per share option exercise price. The per share market value of the options upon exercise was $43.00.
(2)	Mr. Nicholson exercised 106,000 vested stock options on March 1, 2014 from a March 1, 2009 grant with a $14.13 per share option exercise price. The per share market value of the options upon exercise was $46.59.
(3)	Mr. Nicholson exercised 10,000 vested stock options on October 29, 2014 from a March 1, 2010 grant with a $23.27 per share option exercise price. The per share market value of the options upon exercise was $36.38.
(4)	Mr. Nicholson exercised 10,000 vested stock options on October 31, 2014 from a March 1, 2010 grant with a $23.27 per share option exercise price. The per share market value of the options upon exercise was $36.50
(5)	Mr. Nicholson exercised 20,000 vested stock options on November 7, 2014 from a March 1, 2010 grant with a $23.27 per share option exercise price. The per share market value of the options upon exercise was $36.84.
(6)	Mr. Nicholson exercised 20,000 vested stock options on November 10, 2014 from a March 1, 2010 grant with a $23.27 per share option exercise price. The per share market value of the options upon exercise was $37.52.
(7)	Mr. Nicholson exercised 10,000 vested stock options on November 11, 2014 from a March 1, 2010 grant with a $23.27 per share option exercise price. The per share market value of the options upon exercise was $38.35.
(8)	Mr. Milne exercised 60,000 vested stock options on January 31, 2014 from a February 25, 2004 grant with a $40.00 per share option exercise price. The per share market value of the options upon exercise was $43.87.
(9)	Mr. Milne exercised 15,000 vested stock options on November 7, 2014 from a March 1, 2010 grant with a $23.27 per share option exercise price. The per share market value of the options upon exercise was $36.91.
(10)	Mr. Milne exercised 10,000 vested stock options on November 20, 2014 from a March 1, 2010 grant with a $23.27 per share option exercise price. The per share market value of the options upon exercise was $38.30.
(11)	Mr. Skelly exercised 7,000 vested stock options on February 5, 2014 from a February 25, 2004 grant with a $40.00 per share option exercise price. The per share market value of the options upon exercise was $43.15.
(12)	Mr. Skelly exercised 7,000 vested stock options on November 11, 2014 from a March 1, 2010 grant with a $23.27 per share option exercise price. The per share market value of the options upon exercise was $37.90.
(13)	Mr. Fristoe exercised 30,000 vested stock options on January 31, 2014 from a February 25, 2004 grant with a $40.00 per share option exercise price. The per share market value of the options upon exercise was $43.90.

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(14)	Mr. Fristoe exercised 10,000 vested stock options on November 11, 2014 from a March 1, 2010 grant with a $23.27 per share option exercise price. The per share market value of the options upon exercise was $37.70.
(15)	Mr. Geckle exercised 30,000 vested stock options on February 4, 2014 from a February 25, 2004 grant with a $40.00 per share option exercise price. The per share market value of the options upon exercise was $43.59.
(16)	Mr. Geckle exercised 10,000 vested stock options on November 11, 2014 from a March 1, 2010 grant with a $23.27 per share option exercise price. The per share market value of the options upon exercise was $38.28.
(17)	Pursuant to the 2011 Retention Incentive Plan, these restricted stock units were awarded on January 24, 2012 and vested on January 2, 2014. The per share market value of the vested restricted stock units on January 2, 2014 was $42.70, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested stock units was provided in stock and in a cash amount equal to the required tax withholding associated with the vesting of these shares. Therefore, the market value of the shares of Common Stock received by each of the officers was as follows: Mr. Nicholson, $73,273; Mr. Milne, $39,156; Mr. Skelly, $25,278; Mr. Fristoe, $16,482; and Mr. Geckle, $16,482; and the cash amount received by each of the officers was as follows: Mr. Nicholson, $105,426; Mr. Milne, $62,769; Mr. Skelly, $27,670; Mr. Fristoe, $26,389; and Mr. Geckle, $26,389.
(18)	These restricted stock units vested on March 1, 2014 and were granted on March 1, 2011. The per share market value of the vested restricted stock units on February 28, 2014, the last trading date before March 1, 2014, was $46.59, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided in stock and in a cash amount equal to the required tax withholding associated with the vesting of these shares. Therefore, the market value of the shares of Common Stock received by each of the officers was as follows: Mr. Nicholson, $868,671; Mr. Milne, $347,468; Mr. Skelly, $329,531; Mr. Fristoe, $173,734; and Mr. Geckle, $173,734; and the cash amount received by each of the officers was as follows: Mr. Nicholson, $1,072,595; Mr. Milne, $429,047; Mr. Skelly, $291,653; Mr. Fristoe, $214,500; and Mr. Geckle, $214,500.
(19)	These restricted stock units vested on March 1, 2014 and were granted on March 1, 2012. The per share market value of the vested restricted stock units on February 28, 2014, the last trading date before March 1, 2014, was $46.59, which was the closing price of Ryland’s Common Stock that date. The payment of these vested restricted stock units was provided in stock and in a cash amount equal to the required tax withholding associated with the vesting of these shares. Therefore, the market value of the shares of Common Stock received by each of the officers was as follows: Mr. Nicholson, $972,939; Mr. Milne, $654,916; Mr. Skelly, $643,594; Mr. Fristoe, $310,196; and Mr. Geckle, $310,196; and the cash amount received by each of the officers was as follows: Mr. Nicholson, $1,201,230; Mr. Milne, $808,616; Mr. Skelly, $569,609; Mr. Fristoe, $383,063; and Mr. Geckle, $383,063.
(20)	These restricted stock units vested on March 1, 2014 and were granted on March 1, 2013. The per share market value of the vested restricted stock units on February 28, 2014, the last trading date before March 1, 2014, was $46.59, which was the closing price of Ryland’s Common Stock that date. The payment of these vested restricted stock units was provided in stock and in a cash amount equal to the required tax withholding associated with the vesting of these shares. Therefore, the market value of the shares of Common Stock received by each of the officers was as follows: Mr. Nicholson, $227,033; Mr. Milne, $58,377; Mr. Skelly, $65,319; Mr. Fristoe, $45,332; and Mr. Geckle, $45,332; and the cash amount received by each of the officers was as follows: Mr. Nicholson, $280,332; Mr. Milne, $72,168; Mr. Skelly, $57,818; Mr. Fristoe, $56,048; and Mr. Geckle, $56,048.

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2014 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit at December 31, 2014
Larry T. Nicholson	SESRP	5	(1)	$1,395,273
Gordon A. Milne	SESRP	5	(1)	$1,801,084
Peter G. Skelly	SESRP	5	(1)	$1,062,110
David L. Fristoe	SESRP	5	(1)	$1,431,811
Timothy J. Geckle	SESRP	5	(1)	$1,767,564

(1)	All Executive Officers are fully vested in the SESRP Benefit because they completed the 5-year requirement for full vesting.

Ryland established the Senior Executive Supplemental Retirement Plan (“SESRP”) for the benefit of Executive Officers. The SESRP gives participants the opportunity to receive a benefit in the form of 15 annual payments in the amount of $150,000 each, or the present value equivalent of this benefit payment in a lump sum cash payment calculated using a lump sum rate equal to Ryland’s “cost of money,” as defined in the SESRP, for the year in which the participant reaches the age of 60 (“SESRP Benefit”). All Executive Officers elected a lump sum cash payment of their accumulated benefit at retirement date. A participant can receive an increase to their SESRP Benefit for each day of service provided by a participant after their 60th birthday at an interest rate equal to Ryland’s “cost of money” for the year in which the days of service are completed. Messrs. Milne and Geckle continue to receive an increase in their SESRP Benefit for each day of service provided past their 60th birthday at an interest rate equal to the “cost of money” rate of 6.64% for 2014. Participants vest at the rate of 20% per year on each anniversary date of their participation in the SESRP provided they are continuously employed by Ryland from commencement of participation in the SESRP through the date of vesting. All Executive Officers are fully vested in the SESRP Benefit. Payment of a participant’s vested SESRP Benefit occurs on the later of six months after the date of the participant’s “separation from service” (i.e. retirement date), within 60 days from January 1 following the participant’s 60th birthday, or participant’s elected payment date but no later than the January 1 following their 65th birthday. The weighted average discount rate used to calculate the present value of the accumulated benefit at December 31, 2014 was 1.75% which represents the Citigroup Spot Rates corresponding with a term equal to the remaining years until payout. The terms of the SESRP are set forth in the plan document, and the description contained in this Proxy Statement is subject to and governed by the plan document. Further information regarding Ryland’s Senior Executive Supplemental Retirement Plan is contained within Ryland’s Consolidated Financial Statements in Note J: Employee Savings, Stock Purchase, Long-Term Incentive and Supplemental Executive Retirement Plans of the Notes to Consolidated Financial Statements on page 62 of Ryland’s Annual Report on Form 10-K for the year ended December 31, 2014.

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2014 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2014	Company Contributions in 2014(1)	Aggregate Earnings/(Losses) in 2014(2)	Aggregate Withdrawals/ Distributions in 2014	Aggregate balance at December 31, 2014(3)
Larry T. Nicholson	$990,000	$73,200	$144,176	—	$2,069,182
Gordon A. Milne	$770,000	$39,637	$23,049	—	$1,207,184
Peter G. Skelly	$96,000	$40,200	$8,635	—	$190,279
David L. Fristoe	$584,000	$20,738	$59,973	—	$786,843
Timothy J. Geckle	—	—	—	—	—

(1)	Matching contributions to the EDDCP II made by Ryland are also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 29 of this Proxy Statement.
(2)	Represents earnings or losses related to participants’ accounts that are invested in a variety of independently managed investment funds available under the plan.
(3)	This aggregate balance represents the participants’ accounts in the EDDCP II, which is the nonqualified deferred compensation plan maintained by Ryland.

All contributions set forth in the table above are pursuant to Ryland’s Executive and Director Deferred Compensation Plan II (“EDDCP II”) which allows executives to defer receipt of a portion of base salary and annual bonus. Participants are eligible to receive matching contributions from Ryland in an amount equal to 50 cents for each dollar contributed by a participant up to 6% of a participant’s annual base salary and bonus. These contributions are in excess of the limitations on contributions that apply to Ryland’s qualified deferred compensation plan known as the Retirement Savings Opportunity Plan. Ryland’s matching contributions vest upon the earlier of one-third at the end of each of the executive’s first three years of service, or the death, disability or retirement of the executive or a “change-of-control” of Ryland. As of December 31, 2014, all of the Named Executive Officers had fully vested in Ryland’s matching contributions due to their length of employment with Ryland.

Under the EDDCP II, participants make irrevocable deferral elections for their compensation prior to the end of the year preceding the plan year in which the services giving rise to the compensation to be deferred are performed or, at the discretion of the Committee administering the plan, prior to six months before the end of the performance service period for the compensation being deferred if the compensation is determined to be “performance-based.” Participants may defer up to 100% of their annual base salary and bonus in the EDDCP II. For purposes of the EDDCP II, compensation that qualifies for deferral does not include amounts earned or paid under Ryland’s long-term incentive compensation plans, personal health and services allowance, executive health and fitness benefit, discretionary bonuses, stock options, fringe benefits, relocation expenses, non-monetary awards and other allowances paid to an executive for employment services rendered.

The value of aggregate earnings or losses in deferred accounts within the EDDCP II is determined based upon the performance of investment funds selected by the participant from a range of choices provided by Ryland and the plan administrator. Changes to investment fund elections may be made by the participants from time-to-time, and changes to the selection of funds available under the plan may be made by Ryland at any time upon a minimum of a month’s notice to plan participants.

Participants may elect to receive distributions from their accounts under the EDDCP II on a fixed payment date, upon determination of disability or the occurrence of a “change-in-control,” or after six months from the date of their “separation from service” with Ryland in the form of a lump sum cash payment or up to 15 annual installments. Participants also may withdraw their funds due to an unforeseeable financial emergency at the sole discretion of Ryland.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments under Mr. Nicholson’s CEO Severance Agreement

In accordance with Mr. Nicholson’s CEO Severance Agreement dated December 17, 2009, if Mr. Nicholson’s employment is terminated by Ryland without “cause,” he receives a lump sum cash payment equal to the aggregate amount of 24 months of his annual base salary as in effect prior to the date of notice of termination. Additionally, Mr. Nicholson’s participation in the life, medical, dental, vision, AD&D, prescription drug, long-term disability and executive medical reimbursement programs provided by Ryland prior to the date of notice of termination are continued or equivalent benefits provided by Ryland for a period of two years. Also, Ryland will pay to Mr. Nicholson a lump sum cash payment equal to the value of coverage under Ryland’s executive life insurance program as well as the value of the personal health services allowance for a period of 24 months. Ryland will pay Mr. Nicholson a prorated share of his annual bonus incentive payment for the year in which the termination occurs and he will receive a payment of all benefits to which he has a vested right at the time of termination. Mr. Nicholson shall fully vest in any unvested grants of equity stock options and restricted stock unit awards as well as any unvested prior year awards or awards made for the year in which termination occurs under any incentive award plans. Also, in connection with a termination of employment without “cause,” Mr. Nicholson receives a separation from service lump sum cash payment equal to twice the highest amount of annual bonus incentive payment paid or payable in the three previous years prior to the year of termination of employment as well as a separation from service equity award equal to the highest restricted stock unit award granted during the three previous years. In the event the foregoing equity award cannot be made, Ryland will pay Mr. Nicholson a lump sum cash payment in an amount equal to the fair market value of such shares. In accordance with the “Policy Regarding Stockholder Approval of Severance Agreements,” which is discussed on page 26 of this Proxy Statement, all payments and benefits provided above may not exceed the “Severance Benefits Limitation” set forth in the Severance Policy.

The table below sets forth the assumed amount of payments that would be paid to Mr. Nicholson if there had been a termination of his employment by Ryland without “cause” on December 31, 2014.

PAYMENTS TO MR. NICHOLSON UPON A TERMINATION OF EMPLOYMENT BY RYLAND WITHOUT “CAUSE” ON DECEMBER 31, 2014

Twenty-four months of annual base salary	$1,800,000
2014 annual bonus incentive payment	$2,172,000
Value of health and welfare benefits for two years	$84,265
Lump sum cash payment equal to the value of additional benefits for two years	$192,574
Accelerated vesting of equity awards	$5,067,287
Accelerated vesting of awards under the 2013 and 2014 Executive Officer Long-Term Incentive Plan	$5,160,022
Separation from service lump sum cash payment equal to twice the highest annual bonus paid in the three prior years	$3,600,000
Separation from service equity award equal to the highest restricted stock unit award granted during the three prior years	$5,398,400
TOTAL	$23,474,548

In the event that Mr. Nicholson’s employment is terminated by reason of death, his benefits are determined in accordance with Ryland’s retirement, Senior Executive Supplemental Retirement Plan, insurance or other applicable program then in effect. In addition, Ryland shall pay to Mr. Nicholson’s beneficiaries or estate a prorated share of his bonus for the year in which termination occurs as well as all benefits to which they have a right in accordance with the plan or agreement governing such benefits.

In the event that Mr. Nicholson becomes “disabled” and is unable to perform his duties for more than 120 days during any 12-month period or, in the reasonable determination of the Board of Directors, Mr. Nicholson’s “disability” would exist for more than 120 days, Ryland has the right to terminate his employment. Upon such termination, Ryland’s obligation to pay and provide compensation shall expire except that Ryland will pay to Mr. Nicholson a prorated share of his bonus for the year in which termination occurs. Additionally, Ryland will pay Mr. Nicholson his base salary through the effective date of termination and shall pay all benefits to which he has a vested right in accordance with the plan, document or agreement governing such benefits. “Disability” means the incapacity of Mr. Nicholson to engage in the performance of his duties with Ryland, due to injury, illness, disease or bodily or mental infirmity.

Mr. Nicholson may terminate his employment with Ryland at any time by giving the Board of Directors 90 day’s written notice prior to the effective date of termination. Upon termination, Ryland will pay Mr. Nicholson his base salary through the date of termination and all benefits to which he has a vested right. Mr. Nicholson will not receive an annual bonus for the year in which termination occurs.

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The Board of Directors may terminate Mr. Nicholson’s employment at any time for “cause” and Ryland will pay Mr. Nicholson his base salary through the date of termination. Mr. Nicholson will forfeit all rights and benefits he is entitled to receive including any right to a bonus for the year in which termination occurs, but excluding any benefits in which he has a vested right. “Cause” is defined as Mr. Nicholson’s willful and continued failure to perform the material duties of his position after receiving notice of and being given reasonable opportunity to cure such failure, willful misconduct demonstrably and materially injurious to Ryland, or conviction of a felony.

Potential Payments under Senior Executive Severance Agreements

Prior to 2006, Ryland entered into Senior Executive Severance Agreements with certain of its Executive Officers, including Messrs. Nicholson, Milne, Fristoe and Geckle. Pursuant to these agreements, upon a “separation from service” within a “change-of-control period,” the executives receive a lump sum cash payment equal to their unpaid salary for the remainder of the year in which the “separation from service” occurs, a pro rata bonus through the date of the “separation from service” based on the highest bonus earned by the executives in any of the three years prior to their termination, plus an amount equal to two times the highest “annual compensation” paid to them for any of the three years prior to their termination. In 2006, Ryland revised its form of Senior Executive Severance Agreement offered to new Executive Officers to comply with the newly adopted “Policy Regarding Stockholder Approval of Severance Agreements,” as discussed beginning on page 26 of this Proxy Statement. Mr. Skelly executed the revised form of Ryland’s Senior Executive Severance Agreement that is subject to the Policy. His agreement provides that upon a “separation from service” during a “change-of-control period,” he will receive a lump sum cash payment equal to a pro rata bonus through the date of the “separation from service” based on the target annual bonus for the year in which the “separation from service” occurs or in the absence of a specified target annual bonus for that year, the highest bonus earned by him in any of the last three years prior to termination, plus an amount equal to two times the highest “annual compensation” paid to him for any of the three years prior to termination. For purposes of all of the Senior Executive Severance Agreements, “annual compensation” means the sum of an executive’s annual base salary and bonus paid or earned even though paid in a subsequent year, and all amounts credited to the executive, vested and unvested, under any incentive compensation or other benefit or compensation plan of Ryland, including the long-term and equity incentive award plans.

Further, upon “separation from service” during a “change-of-control period,” each of the executives receives two years participation, at no cost to them, in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which they participate. The estimated cost for participation in these benefits for two years is as follows: Mr. Nicholson, $84,265; Mr. Milne, $62,688; Mr. Skelly, $84,937; Mr. Fristoe, $88,209; and Mr. Geckle, $83,760. In addition, the executives receive an equivalent cash payment for two years of continued participation in the personal health and services allowance, and benefits provided to the executive prior to the “change-of-control.” If any of the executives move their residence in order to pursue professional or career opportunities within two years after the date of their “separation from service” within a “change-of-control period,” they are reimbursed for any expenses incurred in relocating, including taxes payable on the reimbursement, any costs or commissions related to selling their homes, all moving expenses and any other benefits provided by Ryland under its relocation program. Messrs. Nicholson, Milne, Fristoe and Geckle will receive a lump sum cash payment equal to 10% of their “annual compensation” for the calendar year immediately preceding their termination of employment in lieu of the reimbursement for outplacement services. Under his Senior Executive Severance Agreement, Mr. Skelly is eligible to receive reimbursement for outplacement services used within two years of the date of his “separation from service” during a “change-of-control period” up to 25% of his “annual compensation” for the calendar year prior to the date of his “separation from service.”

The “change-of-control period” for the Senior Executive Severance Agreements begins on the date Ryland becomes aware of or enters into discussions or negotiations that could involve a “change-of-control” and ends on the earlier of two years after the effective date of a “change-of-control” or the date on which a “change-of-control” is no longer discussed or proposed to occur. For purposes of the Senior Executive Severance Agreements, a “change-of-control” occurs when: a) a third party acquires beneficial ownership of 20% or more of the voting power of Ryland’s outstanding voting securities; b) the first purchase of shares of Ryland’s Common Stock is made under a tender or exchange offer by a third party; c) during any two-year period, members of the Board of Directors at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election of each new Director was approved by two-thirds of the Board members at the beginning of the two-year period who are still in office; or d) Ryland’s stockholders approve a merger, consolidation, liquidation or dissolution of Ryland, or the sale of all or substantially all of Ryland’s assets. For purposes of the Senior Executive Severance Agreements, a “separation from service” occurs when an executive’s employment is terminated by Ryland without “cause” or by the executive with “good reason.” The executive’s employment is terminated as of the date Ryland and the executive reasonably anticipate that no further services will be performed or that the bona fide services the executive will perform will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period. “Good reason” means a) the executive is assigned any duties or responsibilities that are inconsistent in any respect with his position, duties, responsibilities or status prior to a “change-of-control period”; b) Ryland requires the executive, without his consent, to be based at a location which is more than 50 miles from the executive’s then current primary residence; c) the executive’s base salary, bonus or any other benefits, incentive compensation or compensation plans are reduced; or d) the executive experiences in any year a reduction in the ratio of the executive’s incentive compensation, bonus or other such payments to his base compensation, or a reduction in the method of calculation of the executive’s incentive compensation, bonus or other such payment if these benefits or payments are calculated other than as a percentage of base salary.

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All rights, awards and benefits of the executives under Ryland’s benefit, incentive and equity plans immediately vest in full, and the executives receive the amount of these rights, awards and benefits in a lump sum cash payment equal to the amount of these rights, awards and benefits upon a “separation from service” within a “change-of-control period.”

At the request of the Compensation Committee, the Executive Officers agreed to amend their Senior Executive Severance Agreements to eliminate the payment by Ryland of additional amounts to cover any excise tax and interest and penalties. As amended, the Senior Executive Severance Agreements permit the Executive Officers to either choose to receive an “excess parachute payment” and pay the excise tax or reduce their payments in order that no portion of the payment is subject to the excise tax.

The table below sets forth the assumed amount of payments that would be paid to the Named Executive Officers in the event of a “separation from service” on December 31, 2014 within a “change-of-control period.”

PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON A “SEPARATION FROM SERVICE” ON DECEMBER 31, 2014 WITHIN A “CHANGE-OF-CONTROL PERIOD”

	Larry T. Nicholson(4)	Gordon A. Milne	Peter G. Skelly	David L. Fristoe	Timothy J. Geckle
Two times highest “annual compensation” paid during 2011, 2012 or 2013	$14,534,348	$7,459,038	$5,873,061	$3,456,690	$3,434,877
Estimation of two years insurance and other benefits	$255,265	$195,688	$198,937	$156,609	$152,160
Accelerated vesting of deferred awards under the 2013 and 2014 Executive Officer Long-Term Incentive Plan(1)	$5,160,022	$1,440,370	$1,315,667	$973,486	$973,486
Accelerated vesting of unvested equity awards(1)	$5,067,287	$2,138,834	$1,674,614	$1,030,366	$1,030,366
Outplacement assistance(2)	$672,940	$259,074	N/A	$172,059	$171,744
TOTAL(3)	$25,689,862	$11,493,004	$9,062,279	$5,789,210	$5,762,633

(1)	The targeted amounts of performance shares under the 2013 and 2014 Executive Officer Long-Term Incentive Plans and all unvested restricted stock unit awards immediately vest in full upon the Executive’s death, disability or retirement. These amounts are the value of these vestings of performance shares and restricted stock units upon the death, disability or retirement of the Executive on December 31, 2014.
(2)	Lump sum cash payment equal to 10% of 2013 “annual compensation” for the executives named above except Mr. Skelly who is eligible to receive reimbursement for the costs of all outplacement assistance he receives up to 25% of his “annual compensation,” which potential reimbursement amount is not determinable at this time.
(3)	In accordance with their amendments to their Senior Executive Severance Agreements, the executives agreed to the option that this total payment may be reduced to ensure that no portion of the payment is subject to the 280G excise tax. Based on the total payments in the table that would be received by an executive for a “separation from service” on December 31, 2014 within a “change-of-control period,” Mr. Skelly has total payments that exceed the Section 280G excise tax threshold. If Mr. Skelly chose to reduce his payment so that no portion is subject to the Section 280G excise tax, his total payment would be $8,402,077.
(4)	Mr. Nicholson’s CEO Severance Agreement sets forth the terms and conditions that are applicable if Mr. Nicholson’s employment is terminated in the future as a result of his death or disability, a voluntary termination by Mr. Nicholson, a termination by Ryland without “cause” and a termination for “cause.” In the event of a “change-of-control,” Mr. Nicholson has the option to have a separation from service governed by the provisions of his Senior Executive Severance Agreement or the CEO Severance Agreement. The amounts reflected in the table above are pursuant to his Senior Executive Severance Agreement.

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PROPOSAL NO. 2	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking our stockholders to indicate their support for our Executive Officer compensation program as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their view on our Executive Officers’ compensation.

The Board of Directors unanimously recommends that the stockholders vote FOR this proposal and requests approval of the following resolution:

“RESOLVED, that the compensation paid to Ryland’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, is hereby APPROVED.”

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. Please read the “2015 Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement for detailed information about our executive compensation programs. This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when evaluating our executive compensation program.

The Compensation Committee continually reviews our Executive Officers’ incentive compensation programs to assure that these programs align our executive compensation structure with Ryland’s achievement of improved profitability and financial and operational performance as well as with our stockholders’ interests. As a result of this review process and based on feedback from stockholders, the Compensation Committee and Board of Directors has designed our executive compensation programs and policies responsive to current best practices. Key features and best practices of our executive compensation program include the following:

•	Our executives’ compensation consists primarily of performance-based annual and long-term incentive and equity awards.

•	Our total compensation for our Executive Officers over the last three years has increased at a level that is in alignment with our financial and operational performance.

•	We have selected differing performance metrics for our short-term and long-term incentive compensation programs that align with Ryland’s strategic goals and objectives.

•	We have voluntarily adopted governance reforms anticipated in future SEC rulemaking, such as the adoption of a Clawback Policy that entitles us to recover incentive payments from executives who engage in certain misconduct as well as hedging and pledging restrictions.

•	The Compensation Committee works with an independent executive compensation consultant, Exequity, to assure that our programs demonstrate our pay-for-performance focus and benchmark comparatively with our broad-based compensation peer group.

•	We update our policies and procedures consistent with feedback received from our stockholders and current recommended governance practices including adopting a Bylaw amendment to require majority voting for the annual election of Directors and adopting policies relating to severance and extraordinary retirement benefits for our senior executives in response to stockholder proposals.

•	Previously, the Board of Directors amended the Senior Executive Severance Agreements with Executive Officers to eliminate the “tax gross-up” benefits that provided for a lump sum cash payment to Executive Officers in the event they have an “excess parachute payment” that is subject to the excise tax under Section 4999 of the Internal Revenue Code. The Executive Officers also agreed to give up the tax gross-ups they were receiving related to perquisites paid by Ryland. As a result, Ryland no longer provides tax gross-up payments to Executive Officers.

•	The Compensation Committee approved Stock Ownership Requirements for Executive Officers. These Requirements mandate that Executive Officers shall own the fair market value of Ryland’s Common Stock that equals or exceeds the multiple of the executive’s then base salary as set forth below:

Position Title	Multiple of Annualized Base Salary
Chief Executive Officer	6x base salary
Executive Vice President	3x base salary
Other Executive Officers	2x base salary

•	The Compensation Committee utilizes a broad peer group of similarly sized companies to benchmark Ryland’s executive compensation. This broad peer group includes not only companies in the homebuilding industry but also companies in the building product and real estate development industries. Based on revenues and market capitalization, the Committee selected companies that closely align with the size of Ryland. Ryland’s peer group is broader than the peer groups utilized by other large public homebuilders.

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PROPOSAL NO. 3	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of Ryland’s independent registered public accounting firm. The Audit Committee evaluates the selection of the independent registered public accounting firm each year. In addition, the Audit Committee considers the independence of the independent registered public accounting firm each year.

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit Ryland’s consolidated financial statements for the fiscal year ending December 31, 2015. The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP to serve as Ryland’s independent registered public accounting firm is in the best interests of Ryland and its stockholders. Therefore, the Board of Directors is submitting the appointment of Ernst & Young LLP to act as Ryland’s independent registered public accounting firm to our stockholders for ratification. Representatives of Ernst & Young LLP are expected to attend the 2015 Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if they desire, to make a statement.

Neither Maryland or federal law, nor Ryland’s organizational documents require stockholder ratification of the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm. Ryland is requesting ratification to enhance corporate governance. If Ryland’s stockholders do not ratify the appointment, the Audit Committee will evaluate its appointment of Ernst & Young LLP, but may still retain the Firm.

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as Ryland’s Independent Registered Public Accounting Firm for the 2015 Fiscal Year.

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AUDIT COMMITTEE REPORT

The Audit Committee oversees Ryland’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange. The Board of Directors has determined that all of the members of the Audit Committee, which is composed of Directors Ned Mansour, Robert E. Mellor, Norman J. Metcalfe, Thomas W. Toomey and Robert G. van Schoonenberg, are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of Ryland’s accounting principles and such other matters as are required to be discussed with the Audit Committee under applicable standards of the Public Company Accounting Oversight Board (PCAOB) including Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee discussed with Ryland’s Director of Internal Audit and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Audit Committee has discussed with the Director of Internal Audit and independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of Ryland’s internal controls, and the overall quality of Ryland’s financial reporting. The Audit Committee received from the independent registered public accounting firm written disclosures and the letter regarding the auditors’ independence required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Audit Committee also approved the selection of Ernst & Young LLP as Ryland’s independent registered public accounting firm for 2015.

Audit Committee of the Board of Directors

Norman J. Metcalfe, Chairman

Ned Mansour

Robert E. Mellor

Thomas W. Toomey

Robert G. van Schoonenberg

February 24, 2015

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FEES OF ERNST & YOUNG LLP

For the fiscal years ended December 31, 2014 and 2013, professional services for Ryland were performed by Ernst & Young LLP. Total fees billed by Ernst & Young LLP aggregated $1,242,000 and $1,299,800 for the fiscal years ended December 31, 2014 and 2013, respectively, and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the financial statements for the fiscal years ended December 31, 2014 and 2013 were $934,700 and $1,030,000, respectively. The audit fees also include reviews of the financial statements included in Ryland’s Quarterly Reports on Form 10-Q, testing and evaluating internal controls over financial reporting, and assistance with and review of documents filed with the SEC.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2014 and 2013 were $81,000 and $80,900, respectively. These fees are for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Ryland’s financial statements, including employee benefit plan audits, attest services that are not required by statute or regulation, internal control reviews and other financial accounting/reporting matters.

Tax Fees

The aggregate fees billed for tax services for the fiscal years December 31, 2014 and 2013 were $226,300 and $188,900, respectively. These fees consist of $225,000 and $187,500 for tax compliance services including tax return preparation, and $1,300 and $1,400 for tax advice and tax planning services performed by Ernst & Young LLP for fiscal years 2014 and 2013, respectively.

All Other Fees

No other fees were billed by Ernst & Young LLP in either fiscal year 2014 or fiscal year 2013.

The Audit Committee is responsible for overseeing the audit fee negotiations associated with the retention of Ernst & Young LLP as Ryland’s independent registered public accounting firm. The Audit Committee annually approves in advance each year’s engagement for audit services. The Audit Committee also has established procedures for preapproval of all audit-related, tax and permitted non-audit services provided by and fees paid to Ernst & Young LLP. Fees for any of these services that will exceed the preapproval fee limits or fees not contemplated by the original preapproval must be separately approved by the Audit Committee. The Audit Committee may delegate preapproval authority to one or more of its members. Any fees preapproved in this manner are reported to the Audit Committee at its next scheduled meeting. All services and fees described above were preapproved by the Audit Committee.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon Ryland’s review of forms and reports filed and submitted to Ryland during 2014 and written representations that no other reports were required for any person subject to Section 16 of the Exchange Act, there were no persons who failed to file reports required by Section 16(a) of the Exchange Act on a timely basis for 2014.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders of Ryland must be received by Ryland by the close of business on or before November 11, 2015, and must comply with the applicable rules of the SEC in order to be included in Ryland’s Proxy Statement and proxy relating to the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act. In addition, in order for a stockholder proposal or Director nomination outside of Rule 14a-8 of the Exchange Act to come before the 2016 Annual Meeting of Stockholders, proposals and nominations must be made in accordance with Ryland’s Bylaws, which require appropriate notice to Ryland of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by Ryland, then Ryland must receive notice of the nomination or the proposal not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2016 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April, 2016, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws.

The Chairman of the meeting may refuse to acknowledge or introduce any matter brought by a stockholder at the meeting if notice of the matter is not received within the applicable deadlines or does not comply with Ryland’s Bylaws. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

When multiple stockholders have the same address, the SEC permits companies and intermediaries, such as brokers, to deliver a single copy of the proxy materials and annual report to them. This process is commonly referred to as “householding.”

If you hold your Ryland Common Stock through a broker, your broker may deliver only one copy of the Proxy Materials and Annual Report on Form 10-K to multiple stockholders who share an address unless contrary instructions have been received.

Ryland will deliver promptly, upon written or oral request, a separate copy of the Proxy Materials and Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered.

Stockholders who wish to receive additional copies of the Proxy Materials and Annual Report on Form 10-K, now or in the future, and stockholders who share an address and wish to receive a single copy of the Proxy Materials and Annual Report on Form 10-K on an ongoing basis, should submit the request to Ryland by telephone (805-367-3780) or by mail to the Corporate Secretary at Ryland’s principal offices at 3011 Townsgate Road, Suite 200, Westlake Village, CA 91361.

OTHER MATTERS

If any other business should properly come before the meeting or any adjournment or postponement thereof, the proxy holders will vote according to their discretion.

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ANNUAL MEETING OF STOCKHOLDERS OF

THE RYLAND GROUP, INC.

April 28, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2015:
The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available at - http://www.viewproxy.com/ryland/2015

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333333333000000 5 042815

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

This proxy is solicited on behalf of the Board of Directors of The Ryland Group, Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of each of the Director nominees listed in proposal 1, "FOR" proposals 2 and 3, and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

THE RYLAND GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders – April 28, 2015

The undersigned stockholder of The Ryland Group, Inc. (the "Corporation") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 10, 2015, and constitutes and appoints LARRY T. NICHOLSON, Chief Executive Officer of the Corporation, and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares of Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at Shutters on the Beach, One Pico Boulevard, Santa Monica, California, on Tuesday, April 28, 2015 at 5:00 p.m., local time, and all in accordance with the ballot on the reverse side, and in accordance with their best judgment in connection with such other business that may properly come before the Annual Meeting and at any and all adjournments or postponements thereof.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Corporation's Retirement Savings Opportunity Plan (the "Plan"). This proxy, when properly executed, will be voted as directed on the reverse side. If no direction is given to the Trustee by 5:00 p.m. local time on April 23, 2015, the Plan's Trustee will vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from other Plan participants who provide direction on the voting of their shares.

1.1

(Continued and to be signed on the reverse side.)

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